EX-2.1

AGREEMENT AND PLAN OF MERGER

Dated as of November 18, 2007

among

PLETHICO PHARMACEUTICALS LTD.,

NUTRA ACQUISITION COMPANY INC.

and

NATROL, INC.

i

Table of Defined Terms

                    The following terms are defined in the section of this Agreement set forth after such term below:

Term
1999 Act	Section 5.3
Acceptance Date	Section 1.1(a)(ii)
Act	Section 9.13
Affiliate	Section 9.13
Agreement	Recitals
Antitrust Laws	Section 6.4
Audit	Section 9.13
Bankruptcy and Equity Exception	Section 4.4
Business	Section 9.13
Business Day	Section 9.13
Certificate	Section 3.1
Certificate of Merger	Section 2.3
Closing	Section 2.2
Closing Date	Section 2.2
Company	Recitals
Company Adverse Recommendation Change	Section 6.3
Company Affiliates	Section 4.20
Company Common Stock	Recitals
Company Confidential Information	Section 9.13
Company Disclosure Documents	Section 4.10
Company Disclosure Schedule	ARTICLE IV
Company Employee	Section 6.11
Company Material Adverse Effect	Section 4.1
Company Payment Event	Section 8.3
Company Plans	Section 4.12
Company Preferred Stock	Section 4.2
Company Proxy Statement	Section 4.10
Company SEC Documents	Section 4.6
Company Securities	Section 4.2
Company Stockholder Approval	Section 4.4
Company Stockholders Meeting	Section 6.1
Company Stock Plan	Section 9.13
Compensation Actions	Section 4.12
Compensation Committee	Section 1.2
Confidential Information	Section 9.13
Confidentiality Agreement	Section 6.3
Contract	Section 4.4
DGCL	Recitals

Drug Approval Application	Section 9.13
Effect	Section 4.1
Effective Time	Section 2.3
Environmental Claim	Section 4.13(g)(i)
Environmental Laws	Section 4.13
ERISA Affiliate	Section 4.12
Exchange Act	Section 1.1
Expiration Date	Annex I
FDA	Section 9.13
FDA Requirements	Section 4.17
Financial Advisors	Section 4.18
FIRPTA Certificate	Section 9.10
GAAP	Section 9.13
Governmental Authority	Section 9.13
Grant Date	Section 4.12
Intellectual Property	Section 9.13
IRS	Section 4.12
Knowledge	Section 9.13
Labor Dispute	Section 4.21
Laws	Section 4.9
Leased Real Property	Section 4.15
Lien	Section 9.13
March 31 Balance Sheet	Section 4.6(h)
Material Contracts	Section 4.14
Materials of Environmental Concern	Section 4.13
Merger	Recitals
Merger Consideration	Section 3.1
Merger Agreement	Annex I
Merger Recommendation	Section 4.4
Merger Sub	Recitals
Merger Sub Common Stock	Section 3.1
Minimum Tender Condition	Annex I
Nasdaq	Section 1.1
Non-Competition Agreements	Section 4.16
Offer	Recitals
Offer Conditions	Section 1.1
Offer Documents	Section 1.1
Offer Price	Recitals
Offer Recommendation	Section 4.4
Option	Section 9.13
Organizational Documents	Section 4.1
Owned Real Property	Section 4.15(a)
Parent	Recitals
Parent Board Recommendation	Section 5.2
Parent Material Adverse Effect	Section 5.1
Parent Shareholder Approvals	Section 5.2

v

Paying Agent	Section 3.2
Permits	Section 4.9
Permitted Liens	Section 9.13
Person	Section 9.13
Real Property Lease	Section 4.15
Representatives	Section 6.3
Reserve Bank Clearance	Section 5.3
Restraints	Section 7.1
Sarbanes-Oxley Act	Section 9.13
Schedule 14D-9	Section 1.2
Schedule TO	Section 1.1
SEC	Section 1.1
Securities Act	Section 4.5
Specified Date	Section 1.2
Subsequent Offering Period	Section 1.1(a)(ii)
Subsidiary	Section 9.13
Superior Proposal	Section 6.3
Surviving Corporation	Section 2.1
Takeover Proposal	Section 6.3
Tax	Section 9.13
Tax Authority	Section 9.13
Tax Returns	Section 9.13
Technology Assignment Agreements	Section 4.16
Tender and Support Agreement	Recitals
Termination Fee	Section 8.3
Third Party	Section 9.13
Top-Up Notice	Section 1.4
Top-Up Option	Section 1.4
Top-Up Shares	Section 1.4
Transactions	Section 9.13
Walk-Away Date	Section 8.1

AGREEMENT AND PLAN OF MERGER

                    This AGREEMENT AND PLAN OF MERGER, dated as of November 18, 2007 (this “Agreement”), is between Plethico Pharmaceuticals Ltd., a public limited company incorporated under the laws of India (“Parent”), Nutra Acquisition Company Inc., an indirect wholly owned Subsidiary of Parent (“Merger Sub”), and Natrol, Inc., a Delaware corporation (the “Company”).

                    WHEREAS, the respective Boards of Directors of Parent, the Company and Merger Sub have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

                    WHEREAS, subject to the terms and conditions set forth herein, Parent will cause Merger Sub to make a tender offer (as it may be amended from time to time as permitted by this Agreement, the “Offer”) to purchase all of the outstanding common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) at a price per share of $4.40, net to the seller in cash (such amount, or any other amount per share of Company Common Stock paid pursuant to the Offer and this Agreement, the “Offer Price”), on the terms and subject to the conditions set forth in this Agreement;

                    WHEREAS, following the consummation of the Offer, Parent will cause Merger Sub to merge (the “Merger”) with and into the Company in accordance with the Delaware General Corporations Law (the “DGCL”), with the Company surviving the merger as an indirect wholly owned subsidiary of Parent, and each share of Company Common Stock outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned by Parent or Merger Sub or any direct or indirect wholly owned Subsidiary of Parent or the Company immediately prior to the Effective Time, which will be cancelled with no consideration issued in exchange therefore, and other than Dissenting Shares) will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Offer Price, on the terms and subject to the conditions set forth herein;

                    WHEREAS, the Board of Directors of the Company has adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby, including the Offer and the Merger are advisable and in the best interest of the Company and the holders of Company Common Stock, (ii) approving this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance the requirements of the DGCL and (iii) subject to the terms and conditions set forth herein, recommending acceptance of the Offer and the adoption of this Agreement and the Merger by the holders of Company Common Stock;

                    WHEREAS, the respective Boards of Directors of Parent and Merger Sub have approved and declared advisable, and Parent has caused the sole stockholder of Merger Sub to adopt and approve, this Agreement providing for the Offer and the Merger in accordance with the DGCL, upon the terms and subject to the conditions set forth herein; and

                    WHEREAS, as an inducement to and condition to Parent’s willingness to enter into this Agreement, certain holders of Company Common Stock are entering into a Tender and Support Agreement with Parent simultaneously with the execution of this Agreement in substantially the form attached hereto as Exhibit A (the “Tender and Support Agreement”), whereby, among other things, such holders of Company Common Stock have agreed, solely in their capacities as such and upon the terms and subject to the conditions set forth therein, to tender the shares of Company Common Stock held by them in the Offer and support any and all corporate action necessary to consummate the Merger;

                    NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE OFFER

                    Section 1.1      The Offer. (a) (i) Provided that this Agreement shall not have been terminated in accordance with Section 8.1 and that none of the events set forth in Paragraph (2) of Annex I hereto shall exist or have occurred and be continuing, as promptly as practicable after the date hereof, but in no event later than the fifth business day after the date hereof, Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) the Offer to purchase all of the outstanding shares of Company Common Stock at the Offer Price. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment and pay for shares of Company Common Stock validly tendered pursuant to the Offer and not subsequently withdrawn shall be subject only to the conditions set forth in Annex I hereto (the “Offer Conditions”). The date on which Merger Sub “commences” the Offer (within the meaning of Rule 14d-2 under the Exchange Act) is hereafter referred to as the “Offer Commencement Date”. To the extent permitted by applicable Law, Merger Sub expressly reserves the right to waive any of the Offer Conditions and to make any change in the terms of the Offer, except that without the prior consent of the Company, Merger Sub shall not (A) decrease the Offer Price or change the form of the consideration payable in the Offer, (B) decrease the number or percentage of shares of Company Common Stock sought pursuant to the Offer, (C) amend or waive the Minimum Tender Condition (as defined in Annex I), (D) impose any conditions to the Offer in addition to the conditions set forth on Annex I, (E) amend or modify the Offer in a manner adverse to the holders of shares of Company Common Stock taken as a whole, or (F) extend the Expiration Date (as defined in Annex I) except as required or permitted by this Section 1.1(a) . The Expiration Date shall be the 20th Business Day next following the Offer Commencement Date (calculated as set forth in Rule 14d-1(a) (3) under the Exchange Act).

                                (ii)      Subject to the satisfaction or (to the extent permitted by applicable Law and this Agreement) waiver by Merger Sub of the Offer Conditions as of the time of any then scheduled expiration of the Offer, Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment and pay for all shares of Company Common Stock validly tendered and not theretofore withdrawn pursuant to the Offer as promptly as practicable after the date on which Merger Sub first accepts any shares of Company Common stock for payment pursuant to the Offer as required by this Agreement (the “Acceptance Date”). Merger Sub shall (A) extend the Offer for successive time periods of up to 10 Business Days per extension if at any then-scheduled expiration of the Offer any of the Offer Conditions (to the extent not theretofore waived by Merger Sub as permitted by applicable Law and this Agreement) are not satisfied until such time as such Offer Conditions are so satisfied, or (to the extent permitted by applicable Law and this Agreement) waived, (B) extend the period during which the Offer remains open for acceptance as required by any applicable Law, including any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof or of the Nasdaq National Market (“Nasdaq”) applicable to the Offer; provided that Merger Sub shall not be required to extend the Offer pursuant to clause (A) of this Section 1.1(a) (ii) to a date later than the Walk-Away Date without the prior consent of the Company. The Offer Price may be increased, and the period during which the Offer remains open for acceptance may be extended in connection therewith, to the extent required by applicable Law, including any rule, regulation, interpretation or position of the SEC or the staff thereof or of Nasdaq, in each case without the consent of the Company.

                    If at the Acceptance Date, the number of shares of Company Common Stock theretofore accepted for payment and paid for by Parent pursuant to the Offer, when aggregated with all shares of Company Common Stock, if any, then owned by Parent and its subsidiaries, constitutes less than 90% of the then-outstanding shares of Company Common Stock (calculated on a fully diluted basis), Parent shall have the right (but shall not be required to) cause Merger Sub to commence a “subsequent offering period” (as contemplated by and conducted in accordance with Rule 14d-11 under the Exchange Act) for at least three but not more than 20 business days, in which event Parent shall cause Merger Sub to provide the requisite notice thereof and, subject to the terms and conditions of this Agreement and the Offer, immediately accept for payment and pay for all shares of Company Common Stock validly tendered to Merger Sub during such subsequent offer period (on a “rolling basis”) as and when such shares of Company Common Stock are tendered in each case in accordance with Rule 14d-11 under the Exchange Act. The Offer Documents will provide for and reserve Merger Sub’s right to commence a subsequent offering period in a manner consistent with this Section 1.1(a)(ii) and otherwise in accordance with Rule 14d-11 under the Exchange Act.

                                (iii)     If at any scheduled expiration of the Offer (x) the Offer Condition set forth in Paragraph 2(a) of Annex I has not been satisfied or

(to the extent permitted by applicable Law and this Agreement) waived by Merger Sub or (y) the Offer Condition set forth in Paragraph 2(f) of Annex I has not been satisfied or (to the extent permitted by applicable Law and this Agreement) waived by Merger Sub and, in the case of this clause (y), the breach or failure to perform or comply that has caused such non-satisfaction is not, in the reasonable judgment of Merger Sub, capable of being cured within 30 days after receipt by the Company of notice of such breach or failure (it being understood that a willful and material failure to comply with Section 6.3 shall not be deemed capable of being cured) or, if capable of being cured within such 30-day period, has not been so cured within such 30-day period, then in the case of clause (x) or (y), Merger Sub shall not be obligated (but shall be entitled) to extend the period during which the Offer remains open for acceptance; provided, that Merger Sub shall not be required to extend the period during which the Offer remains open for acceptance (1) to a date later than the Walk-Away Date or (2) at any time that it, or the Company, is permitted to terminate this Agreement pursuant to Article VIII.

                              (b)      Without limiting the generality of Section 5.8, Parent shall provide or cause to be provided to Merger Sub on or prior to the Acceptance Date all cash funds necessary to purchase all shares of Company Common Stock that Merger Sub has accepted for payment and becomes obligated to purchase pursuant to the Offer and upon receipt thereof from Parent, Merger Sub shall segregate and maintain such funds exclusively for such purpose.

                              (c)      On the Offer Commencement Date, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including all exhibits thereto, the “Schedule TO”) that shall include the summary term sheet required thereby and, as exhibits, the Offer to Purchase and a form letter of transmittal (and appropriate ancillary documents) and summary advertisement (collectively, together with any amendments or supplements thereto, the “Offer Documents”) and (ii) cause the appropriate Offer Documents to be disseminated to holders of shares of Company Common Stock. Parent and Merger Sub shall cause the Schedule TO and the Offer Documents to comply in all material respects with the Exchange Act and all other applicable Laws. Each of Parent, Merger Sub and the Company agrees promptly to correct all information provided by it for inclusion in the Schedule TO and the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Merger Sub agree to use their reasonable best efforts to cause the Schedule TO as so corrected to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case, as and to the extent required by applicable Law, including U.S. federal securities laws and the rules and regulations of Nasdaq. Without limiting the generality of the foregoing, the Company shall furnish to Parent the information relating to the Company required by the Exchange Act to be set forth in the Offer Documents. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents each time before any such document is filed with the SEC, and Parent and Merger Sub shall give reasonable and good faith consideration to all comments made by the Company and its counsel. Parent and Merger Sub shall provide the Company and its counsel with (i) all comments and other communications that Parent, Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO and the Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in Parent’s and Merger Sub’s response to those comments and to provide comments with respect to that response (to which reasonable and good faith consideration shall be given), including by participating with Parent, Merger Sub or its counsel in all discussions and meetings with the SEC.

                    Section 1.2      Company Action. (a) The Company shall promptly (but not later than five (5) business days following the date hereof) furnish Parent with a list of holders of Company Common Stock, mailing labels and any available listing or computer file containing the names and addresses of all record holders of shares of Company Common Stock and lists of securities positions of shares of Company Common Stock held in stock depositories which, in each case, shall be true and correct as of the most recent practicable date, and the Company shall provide to Parent such additional information (including updated lists of holders of Company Common Stock, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request for the sole purpose of disseminating the Offer Documents to and communicating with respect to the Offer to the holders of Company Common Stock. If this Agreement is terminated in accordance with Article VIII or if the Offer is otherwise terminated, Parent and its Representatives shall promptly deliver or cause to be delivered to the Company all copies of the information specified in the preceding sentence then in their possession. All such information forwarded pursuant to the second sentence of this Section 1.2(a) shall be held by Parent and Merger Sub in confidence in accordance with the Confidentiality Agreement.

                              (b)      On the Offer Commencement Date, the Company shall file with the SEC and disseminate to holders of shares of Company Common Stock, in each case as and to the extent required by applicable Law, including U.S. federal securities laws, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 6.3, shall reflect the Company Offer Recommendation. Each of the Company, Parent and Merger Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Company Common Stock, in each case as and to the extent required by applicable Law, including U.S. federal securities laws and the rules and regulations of Nasdaq.

                              (c)      Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 each time before it is filed with the SEC, and the Company shall give reasonable and good faith consideration to all comments made by Parent, Merger Sub and their counsel. The Company shall provide Parent, Merger Sub and their counsel with (i) all comments and other communications, whether written or oral, that Parent, Merger Sub and their counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments with respect to that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in all discussions and meetings with the SEC..

                              (d)      Prior to the Expiration Date, the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) shall take all such actions as may be required to cause to be exempted under Rule 14d-10(d)(2) under the Exchange Act, any and all employment compensation, severance and employee benefit agreements and arrangements that have been or shall be entered into or granted by the Company, Parent, or any other of their respective Affiliates with or to current or future directors, officers, or employees of the Company and its subsidiaries, to ensure that all such agreements and arrangements satisfy the safe harbor provisions of Rule 14d-10(d)(2).

                    Section 1.3      Directors.

                              (a)      Effective upon the purchase of shares of Company Common Stock pursuant to the Offer, Parent, in accordance with applicable Law, including U.S. federal securities laws, shall be entitled to designate the number of directors, rounded up to the next whole number, constituting the Company’s entire Board of Directors that equals the product of (i) the total number of directors on the Company’s entire Board of Directors (giving effect to the election of directors designated and elected by Parent pursuant to this Section 1.3(a)) and (ii) the percentage that the number of shares of Company Common Stock beneficially owned by Parent and/or Merger Sub (including shares of Company Common Stock purchased pursuant to the Offer) bears to the total number of shares of Company Common Stock then outstanding, and the Company shall cause Parent’s designees to be elected or appointed to the Company’s Board of Directors, including, if necessary, by increasing the total number of Company directorships, and seeking and accepting resignations of incumbent directors. At such time, the Company shall also use its reasonable best efforts to cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (i) each committee of the Company’s Board of Directors and (ii) each board of directors of each Subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Company’s Board of Directors.

                    Without limiting the generality of the foregoing paragraph, at all times prior to the Effective Time, the Company’s Board of Directors shall be composed of not less than two Continuing Directors each of whom shall be a Qualified Person and if the number of Continuing Directors shall ever be fewer than two for any reason (or if immediately following consummation of the Offer there are not at least two then-existing directors of the Company who are Qualified Persons and willing to serve as Continuing Directors), then the number of Continuing Directors required hereunder shall be one, unless the remaining Continuing Director is able to identify a Qualified Person who is not then an officer or Affiliate of the Company, Parent or any of their respective subsidiaries and is willing to serve as a Continuing Director, in which case such remaining Continuing Director shall be entitled to designate any such Qualified Person to fill such vacancy and such designated Qualified Person shall be deemed to be a Continuing Director for all purposes of this Agreement, or if no Continuing Directors then remain, the other directors shall be required to designate two Qualified Persons to fill such vacancies and such persons shall be deemed to be Continuing Directors for all purposes of this Agreement.

                    “Continuing Director” means any member of the Company’s Board of Directors while such person is such a member thereof, who is not an officer or Affiliate of the Company, Parent or any of their respective subsidiaries and was a member of the Company’s Board of Directors prior to the date of this Agreement, and any successor of a Continuing Director, while such successor is a member of the Company’s Board of Directors, who is not an officer or Affiliate of the Company, Parent or any of their respective Subsidiaries and was recommended or elected to so succeed by a majority of Continuing Directors.

                    “Qualified Person” means any person who meets the standards of an “independent director” under Section 301 of the Sarbanes-Oxley Act, and (other than by virtue of being a Company director) who otherwise has no affiliation or association with, employment relationship with, material investment or equity interest in, borrower-creditor relationship with, or business relationship with, the Company, Parent or any of their respective Affiliates or subsidiaries.

                              (b)      The Company’s obligations to appoint Parent’s designees to the Company’s Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section and take all actions necessary to effect any such election or appointment of Merger Sub’s designees, including mailing to holders of Company Common Stock the information required by Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder. Parent shall supply to the Company in writing and be solely responsible for all information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

                              (c)      Following the election or appointment of Parent’s designees pursuant to Section 1.3(a) and until the Effective Time the approval of a majority of the Continuing Directors (or of the sole Continuing Director if there shall be only one Continuing Director) shall be required for the Company to authorize (and such authorization shall constitute the authorization of the Company’s Board of Directors and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any Company Adverse Recommendation Change, any consent or action by the Company required under this Agreement, including termination of this Agreement by the Company, any amendment of this Agreement or of the Company’s certificate of incorporation or bylaws, any extension of the time for performance of any obligation or action hereunder by Parent or Merger Sub, any waiver of compliance with any covenant of Parent or Merger Sub or any waiver of any other agreements or conditions contained herein for the benefit of the Company, any exercise of the Company’s rights or remedies under this Agreement or any action seeking to enforce any obligation of Parent or Merger Sub under this Agreement. If asked to take any of the actions or to perform any of the duties set forth above, and with respect to any transactions where Parent has or reasonably may be deemed to have interests that are materially different from or in addition to the interests of the non-affiliate holders of Company Common Stock, the Continuing Directors shall have the authority to retain at the expense of the Company one firm of independent counsel and other advisors as are reasonably appropriate to the exercise and discharge of their fiduciary and other duties and their obligations under this Agreement. In addition, the Continuing Directors shall have the authority to institute any action, on behalf of the Company and the non-Affiliate holders of Company Common Stock (including at the request of such holders), to enforce the performance of this Agreement.

                    Section 1.4      Top-Up Option. (a) Subject to Section 1.4(b) and Section 1.4(c) hereof, the Company grants to Parent and Merger Sub an irrevocable and non-transferable option, for so long as this Agreement has not been terminated pursuant to the provisions hereof (the “Top-Up Option”), to purchase from the Company such number of authorized and unissued shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Merger Sub and/or Parent at the time of exercise of the Top-Up Option, constitutes one share of Company Common Stock more than 90% of the outstanding shares of Company Common Stock (calculated on a fully diluted basis), and giving effect to the issuance of all shares of Company Common Stock subject to the Top-Up Option (such shares of Company Common Stock subject to the Top-Up Option being hereinafter referred to as the “Top-Up Shares”).

                              (b)      The Top-Up Option may be exercised by Parent or Merger Sub, in whole and not in part, only once, at any time during the 20 Business Day period next following the Acceptance Date, or if the Subsequent Offering Period is made available, during the 20 Business Day period next following the expiration date of the Subsequent Offering Period; provided, that notwithstanding anything in this Agreement to the contrary the Top-Up Option shall not be exercisable to the extent (A) the number of shares of Company Common Stock issuable upon exercise of the Top-Up Option would exceed the number of authorized but unissued shares of Company Common Stock, (B) any provision of applicable Law or any judgment, injunction, order or decree of any Governmental Authority shall prohibit such exercise, or require any action, consent, approval, authorization or permit of, action by, or filing with or notification to, any Governmental Authority in connection with such exercise or the delivery of the Top-Up Shares in respect of such exercise, if such action, consent, approval, authorization or permit, action, filing or notification has not theretofore been obtained or made, (C) the issuance of the shares of Company Common Stock upon exercise of the Top-Up Option would require approval of the Company’s shareholders under Nasdaq rules, or (D) the conditions set forth in Sections 7.1(b) and (c) are not satisfied as of the time of the issuance of the Top-Up Shares. The aggregate purchase price payable for the shares of Company Common Stock being purchased by Parent or Merger Sub pursuant to the Top-Up Option shall be determined by multiplying the number of such shares then-subject to the Top-Up Option by the Offer Price. Such purchase price shall be paid by Parent or Merger Sub by paying in cash an amount equal to the aggregate par value of such shares which shall be allocated to the Company’s stated (or “paid-in”) capital account and by executing and delivering to the Company a promissory note having a principal amount equal to the balance of such purchase price which balance shall be allocated to the Company’s “additional capital” account. Such promissory note shall bear interest per annum at the prime lending rate as announced by Citibank, N.A. and in effect on the date such promissory note is made and shall mature and become due and payable on the first Business Day next following the Effective Time of the Merger and may be prepaid without premium or penalty.

                              (c)      In the event Parent or Merger Sub elects, subject to the provisions of Section 1.4(b) to exercise the Top-Up Option, Parent or Merger Sub shall deliver to the Company a notice (the “Top-Up Notice”) setting forth (i) its election to so exercise and purchase the Top-Up Shares then-subject to the Top-Up Option, and (ii) the place and time at which the simultaneous exercise and purchase of such Top-Up Shares by Parent or Merger Sub is to take place. The Top-Up Notice shall also include an undertaking signed by Parent and Merger Sub that in addition to the provisions of Section 1.4(b), it shall be a condition to the exercise of the Top-Up Option that, simultaneously with such exercise of the Top-Up Option and the issuance of the Top-Up Shares, Merger Sub shall, and Parent shall cause Merger Sub to, simultaneously consummate the Merger in accordance with Section 253 of the DGCL as contemplated by Section 6.14 and file with the SEC a notice of termination of the Company’s Exchange Act reporting status on Form 15. At the simultaneous exercise and purchase of the Top-Up Shares, Parent or Merger Sub shall cause to be delivered to the Company the consideration required to be delivered in exchange for the Top-Up Shares and consummation of the Merger, and the Company shall cause to be issued to Parent or Merger Sub (as the case may be) a certificate representing the Top-Up Shares. The parties hereto agree to use their reasonable best efforts to cause (i) the exercise of the Top-Up Option, (ii) the issuance and closing of the purchase of the Top-Up Shares, and (iii) the Merger to be consummated in accordance with Section 253 of the DGCL as contemplated by Section 6.14 to occur simultaneously.

                              (d)      Parent and Merger Sub hereby acknowledge and agree that the Top-Up Shares will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Each of Parent and Merger Sub represents, warrants and agrees that the Top-Up Option is being, and the Top-Up Shares will be, acquired by Parent or Merger Sub for the purpose of investment and not with a view to or for resale in connection with any public resale or distribution thereof in violation of the Securities Act. Any certificates evidencing Top-Up Shares may include any legends required by applicable Law, U.S. federal securities laws. Until the earlier to occur of the Effective Time and the termination of this Agreement, the Company shall reserve for issuance the maximum number of shares issuable under the Top-Up Option.

ARTICLE II

THE MERGER

                    Section 2.1      The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue to be governed by the DGCL, and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger except as otherwise provided herein.

                    Section 2.2      Closing. Subject to the provisions of ARTICLE VII, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (California time) on the second Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions at such time), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP and Affiliates, 300 South Grand Avenue, Suite 3400, Los Angeles, California 90071, unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

                    Section 2.3      Effective Time. At the Closing, the parties hereto shall cause the Merger to become effective by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by the parties hereto, being hereinafter referred to as the “Effective Time”) and shall make all other filings or recordings required under the DGCL in connection with the Merger.

                    Section 2.4      Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                    Section 2.5      Certificate of incorporation and bylaws of the Surviving Corporation. At the Effective Time, the certificate of incorporation of the Company shall be amended and restated so that they shall be identical to the certificate of incorporation of Merger Sub as in effect as of immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be “Natrol, Inc.”) and shall be the certificate of incorporation of the Surviving Corporation until thereafter amended (subject to Section 6.9 hereof) as provided therein or by applicable Law. At the Effective Time, the bylaws of the Company shall be amended and restated to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be “Natrol, Inc.”) and shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (and subject to Section 6.9 hereof).

                    Section 2.6      Directors and Officers of the Surviving Corporation. (a) The directors of Merger Sub as of the Effective Time shall be the directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

                              (b)      The officers of Merger Sub as of the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
CORPORATIONS; EXCHANGE OF CERTIFICATES

                    Section 3.1      Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Merger Sub, the Company or the holders of any shares of Company Common Stock or of any shares of common stock, $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”): (a) Capital Stock of Merger Sub. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, $.01 per share, of the Surviving Corporation, and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

                              (b)      Cancellation of Subsidiary-Owned and Parent-Owned Company Common Stock. Any shares of Company Common Stock owned by any wholly owned Subsidiary of the Company and any shares of Company Common Stock owned by Parent, Merger Sub or any wholly owned Subsidiary of Parent immediately prior to the Effective Time shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

                              (c)      Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.1(b) and shares for which the holders thereof properly demanded appraisal as provided in Section 3.3) shall be converted at the Effective Time into the right to receive the Offer Price in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or, in the case of uncertificated shares, evidence of shares in book-entry form) which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 3.2(b), without interest.

                    Section 3.2      Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall designate a national bank or trust company (the “Paying Agent”) reasonably acceptable to the Company for the purpose of exchanging Certificates into the right to receive the Merger Consideration pursuant to Section 3.1(c) . Parent shall deposit such aggregate Merger Consideration with the Paying Agent at or prior to the Effective Time. Such aggregate Merger Consideration deposited with the Paying Agent may, pending its disbursement to such holders, be invested by the Paying Agent as directed by Parent in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) money market funds investing solely in a combination of the foregoing. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs. Any portion of the Merger Consideration made available to the Paying Agent pursuant to this Section 3.2(a) to pay for shares of Company Common Stock for which appraisal rights have been properly demanded shall be returned to Parent, upon demand.

                              (b)      Payment Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other customary provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as the Surviving Corporation or the Paying Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive, and Parent shall cause the Paying Agent to promptly pay to such holder, in exchange therefor the Merger Consideration, without interest, for each share of Company Common Stock formerly represented by such Certificate and such Certificate so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such tax either has been paid or is not required to be paid. Until so surrendered or transferred, as the case may be, in accordance with this Section 3.2, each Certificate shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.

                              (c)      Transfer Books. The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, and from and after the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. Subject to the last sentence of Section 3.2(e), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be exchanged for the Merger Consideration provided for in this Article III, subject to compliance with the procedures set forth herein.

                              (d)      Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article III.

                              (e)      Termination of Fund. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 3.2(a) and any interest received with respect thereto that remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to the Surviving Corporation, and thereafter any holders of Company Common Stock who have not complied with this Section 3.2 prior to the end of such nine-month period shall be entitled to look only to Parent or the Surviving Corporation (subject to abandoned property, escheat or other similar applicable Law) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

                              (f)      No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation, any of their respective Affiliates or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar applicable Law.

                              (g)      Withholding Taxes. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold (without duplication) from the consideration otherwise payable to a holder of shares of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of Federal, state, local or foreign Tax Law. To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

                              (h)      Transfer Taxes. In no event shall Parent or the Surviving Corporation bear any Tax imposed in connection with any holder’s receipt of the Merger Consideration, or other payment otherwise payable pursuant to this Agreement, to which such holder is entitled.

                              (i)      Options. (i) Subject to Section 3.2(g), at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, all outstanding and unexpired options and similar rights to acquire Shares, regardless of whether or not such options or rights have vested (the “Options”), shall be cancelled and each holder of a cancelled Option shall be entitled to receive, at the Effective Time, in consideration for the cancellation of each such Option, an amount in cash equal to the product of (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (y) the excess, if any, of the Merger Consideration over the exercise price per share subject to such Option, without interest thereon.

                             (ii)      Prior to the Effective Time, the Company shall deliver to the holders of Options appropriate notices, in form and substance reasonably acceptable to Parent, setting forth such holders’ rights pursuant to this Agreement. Prior to the Effective Time, the Company shall (x) adopt such resolutions as may reasonably be required to effectuate the actions contemplated by this Section 3.3(i) and (y) shall take all action as is necessary to terminate all Company Stock Plans so that at and after the Effective Time, no current or former employee, director, consultant or other person shall have any option to purchase or right to receive any Options for his or her benefit.

                             (iii)     Not more than ten nor less than three business days prior to the anticipated Effective Time, the Company shall deliver to Parent a list, in form reasonably acceptable to Parent, of the number of Options expected to be outstanding immediately prior to the Effective Time, and the names of the holders thereof and in each case together with the applicable mailing addresses, tax identification numbers and other information relating to such holders and participants as Parent may reasonably require in connection with the payments to be made pursuant to this Section 3.3(i) . Parent may take such actions, as promptly as practicable, prior to making any payment under this Section 3.3(i), as are reasonably necessary and appropriate in order to verify the right of any person to receive such a payment hereunder, the identifying information relating to such person and whether any withholding is required with respect thereto and, if so, the amount thereof.

                    Section 3.3      Dissenting Shares. (a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that constitute Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration, and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or shall withdraw or lose such holder’s rights under Section 262 of the DGCL, such holder’s shares of Company Common Stock shall not constitute Dissenting Shares and instead automatically shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration, as set forth in Section 3.1 of this Agreement, without any interest thereon.

                              (b)      The Company shall give Parent (i) notice of any appraisal demands received by the Company, withdrawals thereof and any other instruments served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of appraisal rights under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required by applicable Law, make any payment with respect to any such exercise of appraisal rights or offer to settle or settle any such rights.

                              (c)      “Dissenting Shares” means all shares of Company Common Stock outstanding immediately prior to the Effective Time that are held by holders of Company Common Stock who, in accordance with Section 262 of the DGCL, (i) have not voted in favor of the adoption of this Agreement, (ii) shall have demanded properly in writing appraisal for their shares of Company Common Stock and (iii) have not validly and effectively withdrawn, lost, or failed to perfect, or who have waived, their appraisal rights under Section 262 of the DGCL with respect to such shares.

                    Section 3.4      Adjustments. Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class or there is a change in the number of shares of Company Common Stock issuable upon conversion, exchange or exercise of securities or rights convertible or exchangeable or exercisable for shares of Company Common Stock by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the cash payable pursuant to the Offer and the Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                    Except as set forth in (A) the disclosure schedule delivered by the Company to Parent (the “Company Disclosure Schedule”) simultaneously with the execution of this Agreement or (B) the publicly available Company SEC Reports, other than any disclosures set forth in any “risk factors” section or in any section relating to “forward-looking” statements , the Company represents and warrants to Parent and Merger Sub that:

                    Section 4.1      Organization, Standing and Corporate Power. (a) Each of the Company and its Subsidiaries is duly incorporated or organized, validly existing and in good standing (or equivalent status) under the applicable Law of the state or jurisdiction of its incorporation or organization. Each of the Company and its Subsidiaries has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing (or equivalent status) as a foreign corporation or other entity in each jurisdiction in which the nature of the business or activities conducted by it or the character or location of the properties and assets owned, leased or operated by it requires such license or qualification, except where the failure to be so licensed, qualified or in good standing (or equivalent status) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. For purposes of this Agreement, “Company Material Adverse Effect” shall mean any change, event, development, circumstance or occurrence (each, an “Effect”) that, individually or when taken together with all other Effects, (x) has a material adverse effect on the results of operations, condition (financial or otherwise), business or assets of the Company and its Subsidiaries, taken as a whole, or (y) a material adverse effect on the Company’s ability to perform its obligations, or consummate the Transactions, in accordance with the terms of this Agreement, provided, however, that in no event shall any of the following, either alone or in combination, be deemed to constitute, a Company Material Adverse Effect: (1) changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates; (2) any Effect caused by the announcement, pendency or performance of this Agreement, the consummation of the Transactions or the identity of Parent; (3) any change in the trading prices or trading volume of the Company Common Stock (provided that the exception in this clause (3) shall not prevent or otherwise affect a determination that any Effect underlying such change has resulted in, or contributed to, a Company Material Adverse Effect; (4) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism; (5) earthquakes, hurricanes, floods or other natural disasters; (6) any Effect consisting of or to the extent resulting from any action taken by the Company or its Subsidiaries that is required by this Agreement; or (7) any change in the composition of the Company’s Board of Directors pursuant to Section 1.3(a); provided, however, that with respect to clauses (1), (4) and (5), such Effect does not have a materially disproportionate and adverse effect on the Company and its Subsidiaries, taken as a whole, relative to most other similarly situated, comparable companies and their respective subsidiaries, taken as a whole, in the industry in which the Company and its Subsidiaries operate; provided, further, that, any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period shall not, in and of itself, constitute a Company Material Adverse Effect.

                              (b)      The Company has made available to Parent true, complete and correct copies of the certificate of incorporation and bylaws of the Company and the organizational documents of each of its Subsidiaries, as amended to the date of this Agreement (collectively, the “Organizational Documents”). The Organizational Documents are in full force and effect, and neither the Company nor any of its Subsidiaries is in violation of its respective Organizational Documents.

                              (c)      The Company has made available to Parent and its representatives complete and correct copies of the minutes of all meetings of stockholders of the Company, the Board of Directors of the Company and each committee of the Board of Directors of the Company held since July 1, 2004, other than as relates to the Merger or alternative business combination transactions.

                    Section 4.2      Capitalization. (a) As of November 14, 2007, the authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock, of which 14,261,944 shares were issued and outstanding and (ii) 2,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”), none of which were issued or outstanding. There are no other classes of capital stock of the Company authorized or outstanding. As of November 14, 2007, 7,671,023 shares of Company Common Stock were reserved for issuance under the Company Stock Plans and 8,558,439 shares of Company Common Stock are subject to outstanding Options (whether or not under any Company Stock Plans). All outstanding shares of the Company Common Stock have been, and all shares of the Company Common Stock that may be issued upon exercise or conversion of Options, will be when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as described above: (A) there are no shares of capital stock of the Company authorized, issued, reserved for issuance or outstanding; (B) there are no outstanding options or other rights of any kind, which obligate the Company or any of its Subsidiaries to issue, deliver or dispose of any shares of capital stock, voting securities or other equity interests of the Company or any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other equity interests of the Company (collectively, “Company Securities”); (C) there are no restricted shares, stock appreciation rights, performance units, contingent clause rights, “phantom” equity or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, the Company, to which the Company is bound; (D) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities; (E) there are no other options, calls, warrants, preemptive rights or other similar rights, agreements, arrangements or commitments of the Company of any character relating to the issued or unissued capital stock of the Company to which the Company or any of its Subsidiaries is a party; and (F) there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote.

                              (b)      Section 4.2(b) of the Company Disclosure Schedule contains a complete and correct list of all outstanding Options as of November 14, 2007, whether or not granted under a Company Stock Plan, including the holder, the name of the relevant Company Stock Plan, the date of grant and the exercise or base price and number of shares of Company Common Stock subject thereto.

                              (c)      Each of the outstanding shares of capital stock, voting securities or other equity interests of each Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights, and all such securities are owned by the Company or another wholly owned Subsidiary of the Company and are owned free and clear of all Liens. There are no (i) outstanding options or other rights of any kind, which obligate the Company or any of its Subsidiaries to issue or deliver any shares of capital stock, voting securities or other equity interests of any such Subsidiary or any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other equity interest of a Company Subsidiary, (ii) restricted shares, stock appreciation rights, performance units, contingent clause rights, “phantom” equity or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, any Subsidiary of the Company, to which the Company or any Subsidiary is bound, (iii) outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other equity interests of a Company Subsidiary or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any of the Company’s Subsidiaries or any other Person; or (iv) other options, calls, warrants, pre-emptive rights or other similar rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of any Subsidiary of the Company to which the Company or any of its Subsidiaries is a party None of the Subsidiaries of the Company owns any Company Common Stock.

                              (d)      Except for this Agreement, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party relating to the voting of any shares of capital stock of the Company or granting to any Person the right to elect, or to designate or nominate for election, a director to the Board of Directors of the Company or any of its Subsidiaries. Immediately following the consummation of the Merger, there will not be outstanding any rights, warrants, options or other securities entitling the holder thereof to purchase, acquire or otherwise receive any shares of the capital stock of the Company or any of its Subsidiaries (or any other securities exercisable for or convertible into such shares).

                    Section 4.3      Subsidiaries. Section 4.3 of the Company Disclosure Schedule sets forth the name, form of organization and jurisdiction of organization of each of the Company’s Subsidiaries. Except as disclosed on Section 4.3 of the Company Disclosure Schedule, each Subsidiary listed on Section 4.3 of the Company Disclosure Schedule is wholly owned by the Company. Other than the Company’s Subsidiaries, neither the Company nor any of its Subsidiaries own, directly or indirectly, any equity or other ownership interests in any Person.

                    Section 4.4      Authority; Noncontravention; Voting Requirements. (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions, have been duly authorized by all necessary corporate action on the part of the

Company, and except for obtaining the Company Stockholder Approval, if required, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement or the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto, constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity (the “Bankruptcy and Equity Exception”).

                              (b)      The Company hereby consents to the Offer and represents that its Board of Directors, at a meeting heretofore duly called and held at which all of the directors of the Company’s Board of Directors were present in person or by telephone in compliance with the applicable provisions of the DGCL, duly and unanimously adopted resolutions (i) determining that this Agreement and the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement are advisable, (ii) determining that this Agreement and the Transactions contemplated hereby, including the Offer and the Merger, taken together, are fair to and in the best interests of the Company and the holders of Company Common Stock, (iii) approving this Agreement and the “agreement of merger” contained in this Agreement in accordance with the DGCL, (iv) approving the Tender and Support Agreement for purposes of and in accordance with Section 203 of the DGCL, (v) directing that the “agreement of merger” contained in this Agreement be submitted to the holders of Company Common Stock for adoption, unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated herein (the “Company Merger Recommendation”), (vi) subject to Section 6.1(a)(ii) and Section 6.3 hereof, recommending that the holders of Company Common Stock accept the Offer and tender their shares of Company Common Stock to Merger Sub pursuant to the Offer, (the “Company Offer Recommendation”) (vii) authorizing the grant of the Top-Up Option and the issuance of the Top-Up Shares upon the exercise thereof, and (viii) electing, to the extent permitted by applicable Laws, to make inapplicable all state takeover laws or similar Laws, including Section 203 of the DGCL, to the extent they might otherwise apply to the execution, delivery, performance or consummation of this Agreement or the Tender and Support Agreement or the transactions (including, the Transactions) contemplated hereby or thereby. None of the aforesaid actions by the Company’s Board of Directors has been amended, rescinded or modified as of the date hereof. No further corporate action is required by the Company’s Board of Directors in order for the Company to approve this Agreement or the Transactions, including the Merger and the Offer.

                              (c)      None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the Transactions or compliance by the Company with any of the terms or provisions hereof will (i) conflict with, or result in a violation or breach of, any provision of the certificate of incorporation or bylaws of the Company or any organizational document of any Subsidiary of the Company, (ii) assuming that the authorizations, consents and approvals referred to in Section 4.5 and the Company Stockholder Approval, if required, are obtained and the filings referred to in Section 4.5 are timely made, violate any Law applicable to the Company or any of its Subsidiaries or their respective properties or assets, (iii)

assuming that the authorizations, consents and approvals referred to in Section 4.5 and the filings referred to in Section 4.5 are timely made, conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligations or loss of any material benefit) under, require a consent or waiver under, require the payment of a penalty under, any terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, contract, instrument or other agreement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which any of their properties or assets are bound or any Permit affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except, in the case of clauses (ii), (iii) and (iv), for such conflicts, violations, breaches, Liens or defaults that, individually or in the aggregate, (A) have not had and would not reasonably be expected to have a Company Material Adverse Effect and (B) would not reasonably be expected to prevent or materially delay the consummation by the Company of any of the Transactions.

                              (d)      The Company’s Board of Directors has duly and validly approved and taken all corporate action required to be taken by the Company’s Board of Directors to grant the Top-Up Option and to issue the Top-Up Shares upon the exercise thereof. Assuming that the authorizations, consents and approvals referred to in Section 4.5 and the filings referred to in Section 4.5 are timely made, none of the grant of the Top-Up Option by the Company, the exercise thereof by Parent or the issuance and sale of the Top-Up Shares to Parent in respect of such exercise, in each case, subject to and in accordance with Section 1.4, will conflict with, or result in a violation or breach of, any provision of applicable Laws or any judgment, injunction, order or decree of any Governmental Authority, or require any action, consent, approval, authorization or permit of, action by, or filing with or notification to, any Governmental Authority.

                              (e)      The affirmative vote (in person or represented by proxy) of a majority of the votes entitled to be cast by the holders of outstanding shares of Company Common Stock at the Company Stockholders Meeting, or any adjournment or postponement thereof, in favor of the adoption of this Agreement and the related Plan of Merger (the “Company Stockholder Approval”) is (unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 6.14) the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries necessary to adopt this Agreement.

                    Section 4.5      Governmental Approvals. Except for (a) the filing with the SEC of the Company Proxy Statement and the Schedule 14D-9, and other filings required under, and compliance with other applicable requirements of, the Exchange Act, and the Securities Act of 1933, as amended (the “Securities Act”), the rules and regulations promulgated under the Exchange Act and the Securities Act, the Nasdaq rules and filings under state securities or “blue sky” laws, and (b) the filing of the Certificate of Merger with the Secretary of state of the State of Delaware and the issuance of a certificate of merger by the Secretary of State of the State of Delaware pursuant to the DGCL, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority or any stock market or stock exchange on which shares of Company Common Stock are listed for trading are necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions.

                    Section 4.6      Company SEC Documents; Undisclosed Liabilities. (a) The Company has timely filed all reports, forms, schedules, statements, prospectuses, registration statements and other documents required to be filed by it with the SEC since August 1, 2004 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”). No Subsidiary of the Company is required to file, or files, any form, report or other document with the SEC. Each Company SEC Document, as of its filing date or, if amended or supplemented prior to the date of this Agreement, as of the date of its last such amendment or supplement, complied as to form, and each such Company SEC Document filed subsequent to the date hereof will comply as to form, in all material respects, with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, applicable to such Company SEC Documents. Each Company SEC Document, as of its filing date or, if amended or supplemented prior to the date of this Agreement, as of the date of its last such amendment or supplement, did not, and each such Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                              (b)      The consolidated balance sheets and the related consolidated statements of income, stockholders’ equity, and cash flows of the Company included in the Company SEC Documents, each as amended prior to the date hereof (i) have been prepared in accordance with GAAP (except as may be indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (ii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments).

                              (c)      The Company has made available to Parent true and complete copies of all comment letters from the staff of the SEC relating to the Company SEC Documents and all written responses of the Company thereto, as of August 1, 2004, through the date of this Agreement. As of the date of this Agreement, to the Company’s knowledge, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any SEC Documents.

                              (d)      The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of Nasdaq.

                              (e)      The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act), as and to the extent required by Rules 13a-15(a) and 15d-15(a) under the Exchange Act, that is designed to provide reasonable assurance to the Company and its Board of Directors regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company’s management has evaluated the effectiveness of the Company’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or any amendment thereto its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report on Form 10-K or amendment thereto based on such evaluation. To the extent required by applicable Law, the Company has disclosed, in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto, any change in the Company’s internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. Based on its most recent evaluation of its system of internal control over financial reporting, (i) to the Knowledge of the Company, the Company had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) the Company does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Except as disclosed in the Company SEC Documents, the Company has not identified any material weaknesses in the design or operation of the Company’s internal control over financial reporting.

                              (f)      The Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act), as and to the extent required by Rules 13a-15(a) and 15d 15(a) of the Exchange Act, are designed to ensure that all information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is made known to the chief executive officer and the chief financial officer of Company by others within the Company to allow timely decisions regarding required disclosure as required under the Exchange Act and is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms. The Company has evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

                              (g)      As of the date of this Agreement, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or to the Company’s Knowledge threatened, in each case regarding any accounting practices of the Company. Since August 1, 2004 through the date of this Agreement, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel or similar legal officer, the Company’s Board of Directors or any committee thereof.

                              (h)      The records, systems, controls, data and information of the Company are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its accountants (including all means of access thereto and therefrom), except for any nonexclusive ownership and nondirect control that has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the system of internal accounting controls described above in this Section 4.6(h)

                              (i)       The Company has not had any material dispute with its independent public auditors regarding accounting matters or policies. Neither the Company nor any of its Subsidiaries nor any director or officer of the Company or any of its Subsidiaries has received any material, unresolved complaint, allegation, assertion or claim regarding accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls or any material inaccuracy in the Company’s financial statements. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any Subsidiary of the Company, has reported to the Company’s Board of Directors or any committee thereof or, to any director or officer of the Company evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents.

                              (j)       To the Company’s Knowledge, no employee of the Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by the Company. Neither the Company nor, to the Knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

                              (k)      The Company has no liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, that would constitute, individually or in the aggregate, a Company Material Adverse Effect, other than liabilities (i) as and to the extent reflected or reserved against on the March 31 Balance Sheet or in the notes thereto, (ii) incurred in the ordinary course of business consistent with past practice since the date of the March 31 Balance Sheet, or (iii) arising from contractual obligations to be performed after the date hereof under Contracts set forth in Section 4.14 of the Company Disclosure Schedule or other Contracts not required to be listed therein (but excluding any obligations or liabilities that arise in connection with any Contract as a result of any breach or default at or prior to the Acceptance Date under such Contract, except for breaches or defaults to the extent disclosed on Section 4.14 of the Company Disclosure Schedule). The “March 31 Balance Sheet” means the consolidated balance sheet of the Company dated as of March 31, 2007, included in the Company’s quarterly report on Form 10-Q for the three-month period ended March 31, 2007 filed with the SEC prior to the date hereof.

                    Section 4.7      Absence of Certain Changes. Since December 31, 2006, (i) the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practice and (ii) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                    Section 4.8      Legal Proceedings. There is no legal or administrative proceeding, claim, suit or action pending or, to the Knowledge of the Company, threatened, against the Company, any of its Subsidiaries, any Company Plan, any present or former officer or director of the Company or any of its Subsidiaries in their respective capacities as such before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) any arbitrator or Governmental Authority, nor is there any injunction, order, judgment, ruling or decree of any arbitrator or Governmental Authority imposed upon or outstanding against the Company or any of its Subsidiaries, or, to the Knowledge of the Company, investigation by any Governmental Authority involving the Company or any of its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                    Section 4.9      Compliance With Laws; Permits. Each of the Company and its Subsidiaries is currently, in compliance in all material respects with all material laws, injunctions, judgments, decrees, rulings, statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities (collectively, “Laws”) applicable to it, its properties or other assets, its business or operations or employees. None of the Company or any of its Subsidiaries has received a written notice or other written communication since August 1, 2004, alleging violation by the Company or any of its Subsidiaries of any Laws applicable to its businesses or operations. The Company and each of its Subsidiaries hold all material licenses, registrations, variances, exemptions, operating certificates, franchises, orders, permits, certificates, approvals, authorizations, concessions and similar rights from, and have made all notifications required to, Governmental Authorities (collectively, “Permits”) necessary for the lawful conduct of their respective businesses, and there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Permit, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                    Section 4.10    Information Supplied. (a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the holders of Company Common Stock by the Company in connection with the Transactions (the “Company Disclosure Documents”), including the Schedule 14D-9, the proxy or information statement of the Company (the “Company Proxy Statement”), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act, provided that the Company makes no representation or warranty hereunder with respect to information supplied specifically by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Company Disclosure Documents.

                              (b)      The (i) Company Proxy Statement (and any amendments thereof or supplements thereto), on the date it is first mailed to holders of Company Common Stock, at the time of the Company Stockholders Meeting and as of the time of any amendments thereof or supplements thereto, and (ii) the Company’s Schedule 14D-9, at the time of the filing with the SEC of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, provided that the Company makes no representation or warranty hereunder with respect to information supplied specifically by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Company’s Schedule 14D-9.

                    Section 4.11    Taxes. (a) The Company and its Subsidiaries have timely filed, or caused to be filed, (taking into account any valid extensions) all Tax Returns required to be filed by them with the appropriate Governmental Authority and all such Tax Returns were true, complete and correct in all material respects.

                              (b)      All Taxes shown to be payable on the returns have been paid in full on a timely basis. The Company and its Subsidiaries have established adequate reserves, in accordance with GAAP in the Company SEC Documents, for the payment of all Taxes and other government charges for the current period which are not yet due. All liabilities for Taxes attributable to the period commencing on the date following the date of the last filing of Company SEC Documents have been incurred in the ordinary course of business and are consistent in type and amount with Taxes attributable to similar business activity conducted in prior periods.

                              (c)      There are no material Liens for Taxes upon the assets of the Company or any of its Subsidiaries except for Permitted Liens.

                              (d)      All Tax withholding and deposit obligations imposed on or with respect to the Company and its Subsidiaries (including any withholding with respect to wages or other amounts paid to employees) have been satisfied in full in accordance with applicable Law in all material respects.

                              (e)      There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by the Company nor any of its Subsidiaries with respect to any Taxes or Tax Returns is currently in force;

                              (f)      Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, combined, consolidated, unitary, or similar group for state, local or foreign Tax purposes, other than the group of which the Company or any of its Subsidiary is the common parent, and (ii) has any liability for or in respect of the Taxes of, or determined by reference to the Tax liability of, another Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law);

                              (g)      Neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing agreement, Tax allocation agreement, Tax indemnification agreement, agreement where liability is determined by reference to the Tax liability of a third party, or any similar agreement, contract, or arrangement;

                              (h)      Neither the Company nor any of its Subsidiaries has agreed nor is required to include in income any adjustment under either Section 481(a) of the Code (or an analogous provision of state, local, or foreign law) by reason of a change in accounting method or otherwise which would have an effect on any taxable period following the Effective Time;

                              (i)       The Company and its Subsidiaries have previously delivered or made available to Parent complete and accurate copies of (i) relevant portions of all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Tax Authority to the Company, (ii) the United States federal income Tax Returns, and those state, local and foreign income Tax Returns filed by the Company or any of its Subsidiaries for the taxable periods ending on or after December 31, 2003, and (iii) any closing agreements entered into by the Company or any of its Subsidiaries with any Tax Authority; and

                              (j)       [Intentionally Left Blank].

                              (k)      The Company is not a United States Real Property Holding Corporation within the meaning of Section 897 of the Code and was not a United States Real Property Holding Corporation on any “determination date” as defined in Treasury Regulation Section 1.897-2(c) in the five year period ending on the date hereof.

                              (l)       There is no claim, action, suit, investigation, audit or proceeding, including any appeal or application for review, now pending or, to the Knowledge of the Company, threatened against or with respect to the Company or any Subsidiary in respect of any Tax or Tax asset of the Company or any Subsidiary and no material deficiency or adjustment for any Taxes has been proposed, asserted, or assessed against the Company or any Subsidiary. The Tax Returns of the Company and its Subsidiaries have been examined by the applicable Tax Authorities (or the applicable statutes of limitation for the assessment of Taxes for such periods have expired) for all periods ending on or before December 31, 2003, and no material adjustments were asserted as a result of any Audit which have not been resolved and fully paid, and no issue has been raised by any Tax Authority in any Audit of the Company or any of its Subsidiaries that, if raised with respect to any other period not so audited, could be expected to result in a proposed deficiency for any period not so audited. Neither the Company nor any of its Subsidiaries has received written notice of any claim made by a Tax Authority in a jurisdiction where the Company or any Company Subsidiary does not file a Tax Return, that the Company nor any of its Subsidiaries is or may be subject to taxation by that jurisdiction;

                              (m)      None of the Company or any Subsidiary is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code, or in a “reportable Transaction” within the meaning of Treasury Regulations Section 1.6011-4.

                              (n)      Other than the Subsidiaries set forth in Section 4.3 of the Company Disclosure Schedule, the Company has no investment equal to or greater than 10% in a controlled foreign corporation as defined by Code Section 957(a) and Treasury Regulation Section 1.957-1(a)(1)-1(a)(2).

                    Section 4.12    Employee Benefit Plans. (a)           Section 4.12(a) of the Company Disclosure Schedule contains a true and complete list of each employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control, or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, retirement plan, vacation, or sick leave program, agreement or arrangement and each other employee benefit plan, program, agreement or arrangement, which is sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries, or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company or any of its Subsidiaries would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA, as of the date hereof, for the benefit of any current or former employee, independent contractor or director of the Company, or any of its Subsidiaries or any ERISA Affiliate (the “Company Plans”). Except as required by applicable Law, none of the Company, any of its Subsidiaries nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Company Plan or modify or change any existing Company Plan that would affect any current or former employee or director of the Company, any of its Subsidiaries or any ERISA Affiliate.

                              (b)      With respect to each written Company Plan, which is not immaterial to the Company, the Company has heretofore delivered or made available to Parent true and complete copies of each such Company Plan and any amendments thereto (or if the Company Plan is not a written plan, a description thereof), and to the extent applicable, any related trust or other funding vehicle, the latest version of any reports or summaries required under applicable Law, including summary plan descriptions, summary material modifications or prospectuses, and the most recent determination letter received from the Internal Revenue Service (the “IRS”) with respect to each Company Plan intended to qualify under § 401 of the Code. There has been no amendment to, written interpretation of or announcement by the Company relating to, or change in employee participation or coverage under, any Company Plan that would increase materially the expense of maintaining such Company Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

                              (c)      Neither the Company nor any of its ERISA Affiliates nor any predecessor thereof sponsors, maintains or contributes to, has in the past six years sponsored, maintained or contributed to or is or has in the past been required to sponsor, maintain or contribute to, any plan subject to Title IV or § 302 of ERISA. Neither the Company nor any of its ERISA Affiliates nor any predecessor thereof contributes to, has in the past contributed to or is or has in the past six years been required to contribute to, any “multiemployer plan,” as defined in Section 3(37) of ERISA.

                              (d)      Each Company Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including without limitation ERISA and the Code. No events have occurred with respect to any Company Plan that would reasonably be expected to result in payment or assessment by or against the Company or any of its ERISA Affiliates of any excise taxes under §§ 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

                              (e)      Each Company Plan intended to be “qualified” within the meaning of § 401(a) of the Code has timely applied for or received a favorable IRS determination letter, or is entitled to rely on a favorable opinion letter issued by the IRS, with respect to such qualification and the tax-exempt status of its related trust, and the Company is not aware of any reason why any such determination or opinion letter, if any, should be revoked or not be issued or reissued. Each trust forming a part of such a Company Plan is exempt from Tax pursuant to § 501(a) of the Code.

                              (f)      As of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened material claims by or on behalf of any Company Plan, by any employee, beneficiary or alternate payee covered under any such Company Plan with respect to such Company Plan, or otherwise involving any such Company Plan (other than routine claims for benefits) against the Company.

                              (g)      Neither the Company nor any of its Subsidiaries has any material liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current officers, employees, independent contractors or directors of the Company or any of its Subsidiaries, except as required to comply with applicable Laws.

                              (h)      Except as required to comply with applicable Law, no Company Plan provides for, as a result of the transactions contemplated by this Agreement (whether alone or in connection with other events), any payment of any material amount of money or other property to or the acceleration of or provision of any other rights or benefits to any current or former officer, employee, independent contractor or director of the Company or any of its

Subsidiaries, whether or not such payment, right or benefit, or acceleration thereof, would constitute a parachute payment within the meaning of § 280G of the Code.

                              (i)       Each grant of an Option was duly authorized no later than the date on which the grant of such Option was required by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company’s Board of Directors (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto. Each such grant of an Option was made in accordance with the terms of the applicable Company Stock Plan, the Nasdaq rules and all other applicable Laws. The per share exercise price of each Option was equal to or greater than the fair market value of a share of Company Common Stock on the applicable Grant Dates. Each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the reports, forms and schedules required to be filed by the Company with the SEC in all material respects.

                              (j)       To the extent that any Company Plan constitutes a “non-qualified deferred compensation plan” within the meaning of § 409A of the Code, such Company Plan has been operated in good faith compliance with § 409A of the Code.

                              (k)      Since March 31, 2007 through the date of this Agreement, the Company has not done any of the following except as has been approved or ratified, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, by the Compensation Committee (and, to the extent any of the following was so approved or ratified during such period after the date of the first discussion of the transaction provided herein, the Compensation Committee was, at the time of each such approval or ratification, aware of the status of such transaction): (i) any granting by the Company to any of its present or former directors or officers of any increase in compensation or benefits in any form; (ii) any granting to any present or former director or officer of the right to receive any severance or termination compensation or benefit; or (iii) any entry by the Company into any employment, consulting, indemnification, termination, change of control or severance agreement or arrangement with any present or former director or officer of the Company (the matters described in foregoing clauses (i), (ii) and (iii), collectively, “Compensation Actions”). All amounts payable to any holder of shares of Company Common Stock or Options pursuant to any Compensation Action (i) are being paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by such holder (and matters incidental thereto) and (ii) are not calculated based on the number of securities tendered or to be tendered in the Offer by such holder. The Company’s Board of Directors has determined that each of the members of the Compensation Committee are “independent directors” as defined in the Nasdaq Marketplace Rules.

                    Section 4.13    Environmental Matters.

                              (a)      The Company is in compliance in all material respects with all Environmental Laws, which compliance includes, but is not limited to, the possession by the Company of all permits and other governmental authorizations required under all Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that Seller is not in such compliance, and, to the Knowledge of the Company, there are no circumstances that would reasonably be expected to prevent or interfere with such full compliance in the future. Notwithstanding the foregoing, the Company and its Subsidiaries are in compliance in all material respects with all laws, regulations, directives and requirements relating to or governing (including obtaining any necessary governmental approvals, authorizations and permits) the importation, use, distribution and disposal of any materials, chemicals, equipment and substances within any member state of the European Union (and including without limitation any states, wherever located, that are not members of the European Union but have announced their intention to abide by the following Directives), including but not limited to, the Directive 2002/95/EC of the European Parliament and of the Council of 27 January 2003 on the Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment, as amended (“WEEE”), and Directive 2006/121/EC of the European Parliament and of the Council of 18 December 2006 on the Registration, Evaluation, Authorization and Restriction of Chemicals, as amended (“REACH”).

                              (b)      There is no Environmental Claim pending or, to the Knowledge of the Company, threatened against the Company or against any person or entity whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of law.

                              (c)      To the Knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that would reasonably be expected to form the basis of any Environmental Claim against the Company or against any person or entity whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of law, or otherwise would reasonably be expected to result in any costs or liabilities under Environmental Law.

                              (d)      The Company has provided to Parent all assessments, reports, data, results of investigations or audits, and other material or relevant information that is in the possession of or reasonably available to the Company regarding environmental matters pertaining to or the environmental condition of the business of the Company, or the compliance (or noncompliance) by the Company with any Environmental Laws.

                              (e)      The Company is not required by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Materials of Environmental Concern, (ii) to remove or remediate Materials of Environmental Concern, (iii) to give notice to or receive approval from any governmental authority under Environmental Laws, or (iv) to record or deliver to any person or entity any disclosure document or statement pertaining to environmental matters under Environmental Laws.

                              (f)      As used in this Agreement

                                   (i)      “Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of, or exposure to, any Material of Environmental Concern at any location or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Laws.

                                   (ii)     “Environmental Laws” means all applicable federal, state, local and foreign laws, regulations, ordinances, requirements of governmental authorities, and common law relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including, without limitation, laws and regulations relating to (i) emissions, discharges, releases or threatened releases of, or exposure to, Materials of Environmental Concern, (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, (iii) recordkeeping, notification, disclosure and reporting requirements regarding Materials of Environmental Concern, and (iv) endangered or threatened species of fish, wildlife and plant and the management or use of natural resources.

                                   (iii)    “Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic substances, including, without limitation, any substance listed, defined, designated or classified as hazardous, toxic or radioactive under any Environmental Law, including petroleum and any derivative or by-product thereof, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus, mold, mycotoxins or other substances adversely affecting human health or the environment under Environmental Laws.

                    Section 4.14    Material Contracts. (a) As of the date hereof, except for this Agreement and the agreements filed as exhibits to the Company SEC Documents or set forth in the Company Disclosure Schedule, none of the Company nor any of its Subsidiaries is a party to or bound by or has rights under any of the following Contracts to the extent currently in effect:

                                   (i)      any employment, contractor or consulting Contract with any executive officer or other employee of the Company earning an annual salary in excess of $200,000 or member of the Company’s Board of Directors, other than those that are terminable by the Company or any of its Subsidiaries on no more than 30 days notice without liability or financial obligation to the Company or any of its Subsidiaries, or any collective bargaining agreement or contract with any labor union or other employee organization;

                                   (ii)     any Contract or plan, including, without limitation, any Company Plan or employee agreement, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events);

                                   (iii)    Contracts in connection with which or pursuant to which the Company and its Subsidiaries is reasonably likely to spend or receive, in the aggregate, more than $200,000 during the current fiscal year or during the next fiscal year, other than as are entered into the ordinary course of business consistent with past practice;

                                   (iv)    Contracts pursuant to which the Company or any of its Subsidiaries has granted a right of first refusal, first negotiation, most favored nation pricing or other similar terms, preferred pricing, exclusive sales, distribution, marketing or other exclusive rights1;

                                   (v)     Material partnership or joint venture agreements;

                                   (vi)     Contracts for the acquisition, sale or lease of material properties or assets of the Company or its Subsidiaries (by merger, purchase or sale of assets or stock or otherwise), in excess of $200,000 in the aggregate, other than sales of inventory in the ordinary course of business;

                                   (vii)    loan or credit agreements, deeds of trust, mortgages, promissory notes, indentures or other Contracts evidencing or securing indebtedness for borrowed money by the Company or any of its Subsidiaries, or

.

any Contracts with respect to any swap, forward, futures, warrant, option or other derivative transaction;

                                   (viii)    Contracts providing for, (a) indemnification or guaranty, other than as are entered into in the ordinary course of business, or guaranty other than as entered into in the ordinary course of business or as set forth in clause (b) hereof, or (b) any guaranty of indebtedness;

                                   (ix)      Contracts between the Company or any of its Subsidiaries, on the one hand, and any current or former 5% or greater stockholder, director, officer or other Affiliate of the Company or any of its Subsidiaries (or any Affiliate of such Person), on the other hand;

                                   (x)       Contracts that purport to limit, curtail or restrict the ability of the Company or any of its Subsidiaries to compete in any material respect in any geographic area or line of business, or to acquire, own, operate, sell, transfer, pledge or otherwise dispose of any assets or to hire or solicit for hire for employment of any individual or group;

                                   (xi)      Contracts pursuant to which the Company or its Subsidiaries grant to or receive from any person the right to use any Intellectual Property material to the conduct of the Business, other than as relates to generally available commercial or ’shrinkwrap’ software;

                                   (xii)      settlement agreements which contain continuing material obligations of the Company or any of its Subsidiaries;

                                   (xiii)      any Contracts, or groups of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

                                   (xiv)      any Real Property Lease;

                                   (xv)       Contracts that would be required to be filed as an exhibit to an Annual Report on Form 10-K if such report were required to be filed by the Company with the SEC on the date hereof;

                                   (xvi)      confidentiality agreements with the Company that would prohibit the Company from complying with any of the terms of Section

6.3(b) or Section 6.3(c) if the counterparty to such confidentiality agreement were to make a Superior Proposal or Takeover Proposal (with the name of the counterparty thereof redacted to extent required by the terms of such confidentiality agreement); and

                              (xvii)    commitments and agreements to enter into any of the foregoing (such Contracts, and including the Contracts filed as exhibits to Company SEC Documents, the “Material Contracts”).

                              (b)      The Company has heretofore made available to Parent true, correct and complete copies of the Material Contracts or, in the case of oral agreements, if any, written summaries thereof, to the extent copies of such Material Contracts are not accessible via the SEC’s EDGAR database. Each of the Material Contracts constitutes the valid and legally binding obligation of the Company or its Subsidiaries, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is in full force and effect, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries are not (and with the giving of notice or lapse of time would not be) in breach of, or default under, any Material Contract and, to the Company’s Knowledge, no other party thereto is in breach of, or default under, any Material Contract, except for breaches or defaults that have not or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. For purposes of this Section 4.14(b) (other than the first sentence), the ordinary course of business qualifier contained in Section 4.14(a)(iii) shall not be taken into account.

                    Section 4.15    Properties. (a) Section 4.15(a) of the Company Disclosure Schedule contains a true and complete list of all real property owned by the Company or any of its Subsidiaries (collectively, the “Owned Real Property”). The Company or a Subsidiary of the Company has good and valid fee simple title to each Owned Real Property, in each case free and clear of all Liens and defects in title, except for Permitted Liens. The Owned Real Property and the Leased Real Property together comprise all of the real property used by any of the Company and its Subsidiaries in the conduct of their respective businesses. Each Owned Real Property is a separate tax lot and is not subject to any rights of purchase, offer or first refusal.

                              (b)      Section 4.15(b) of the Company Disclosure Schedule contains a true and complete list as of the date hereof of all real property leased, subleased, or otherwise occupied (whether as a tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries (collectively, including the improvements thereon, the “Leased Real Property”). With respect to each Leased Real Property, Section 4.15(b) of the Company Disclosure Schedule also contains a true and complete list as of the date hereof of all material agreements under which the Company or any Subsidiary is, as of the date hereof, the landlord, sublandlord, tenant, subtenant or occupant (each a “Real Property Lease”) that have not been terminated or expired as of the date hereof. The Company has heretofore delivered to Parent or made available true, correct and complete copies of the Real Property Leases.

                              (c)      The Company and/or its Subsidiaries have valid leasehold estates in all Leased Real Property free and clear of all Liens, except Permitted Liens.

                              (d)      Other than the Real Property Leases, as of the date hereof, none of the Owned Real Property or the Leased Real Property is subject to any lease, sublease, license or other agreement pursuant to which the Company or any of its Subsidiaries has granted to any other Person any right to the use, occupancy or enjoyment of such Leased Real Property or any part thereof.

                              (e)      Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Real Property Lease is in full force and effect and constitutes the valid and legally binding obligation of the Company or its Subsidiaries, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and there is no material default under any Real Property Lease either by the Company or its Subsidiaries party thereto or, to the Knowledge of the Company, by any other party thereto.

                              (f)       Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received any written notice of, and there does not exist any pending or, to the Company’s Knowledge, threatened condemnation or eminent domain proceedings that affect any Owned Real Property or Leased Real Property.

                              (g)      The Owned Real Property or the Leased Real Property and the related improvements, facilities, machinery and equipment used by the Company and its Subsidiaries in the conduct of their respective businesses are in the Company’s reasonable judgment, taken as a whole, in reasonably adequate operating condition and repair, subject only to ordinary wear and tear.

                    Section 4.16    Intellectual Property. (a) Section 4.16(a) of the Company Disclosure Letter sets forth a true and complete list of all registrations and applications for registration with a Governmental Authority of Intellectual Property owned by the Company or any of its Subsidiaries including for each, as applicable, the record owner, the application number and filing date, the registration number and date, and the jurisdiction. All Intellectual Property set forth in Section 4.16(a) of the Company Disclosure Schedule (i) is owned by the Company or one of its Subsidiaries free and clear of any Liens, except Permitted Liens and (ii) is currently in compliance, in all material respects with all formal legal requirements, including payment of filing, examination and maintenance fees, and proof of use, as applicable and (iii) is valid and subsisting and in full force and effect, and other than patents and patent applications, is enforceable. With respect to the patents and patent applications set forth in Section 4.16(a) of the Company Disclosure Schedule, (x) the inventorship is properly identified in all applicable filings with the U.S. Patent and Trademark Office or any similar office in any other jurisdiction, (y) neither the Company nor any of its Subsidiaries has entered into any Contract granting any

Person the right to control the prosecution or enforcement of such patents or patent applications, and (z) to the knowledge of the Company, such Patents are enforceable.

                              (b)      To the Knowledge of the Company, the conduct of the Business does not infringe, misappropriate or otherwise violate the Intellectual Property of any other Person, and there is no action or proceeding pending or, to the Knowledge of the Company, threatened, alleging any such infringement or violation, nor have any such actions or proceedings been brought, or to the Knowledge of the Company, threatened, alleging any such infringement or violation during the past four (4) years, except for actions or proceedings (i) that have been resolved without material impairment of the Company’s or its Subsidiaries’ rights in and to any Intellectual Property used in the conduct of the Business; or (ii) or as would not reasonably be expected to be material to the operation of the Company. There is no action or proceeding pending or, to the Knowledge of the Company, threatened, challenging the ownership, use, validity or enforceability of any of the Intellectual Property owned by the Company or any of its Subsidiaries including, but not limited to, the Intellectual Property set forth in Section 4.16(a) of the Company Disclosure Schedule.

                              (c)      To the Knowledge of the Company, there is no infringement, misappropriation or other violation by any Person of any of the Intellectual Property owned by the Company or any of its Subsidiaries, including by any current or former employee or consultant of the Company or any of its Subsidiaries, except as would not be reasonably expected to be material to the operation of the Company.

                              (d)      All current and former employees and consultants of the Company or its Subsidiaries who are or have been substantively involved in the design, review, evaluation or development of any Intellectual Property on behalf of the Company or any of its Subsidiaries have executed written agreements (i) requiring them to maintain the confidentiality of such Intellectual Property and (ii) assigning to the Company or one of its Subsidiaries, as applicable, all right, title and interest in and to any Intellectual Property created by such employees or consultants in conjunction with their work for or on behalf of the Company. To the Knowledge of the Company, no such employee or consultant is in material breach of any such agreements.

                              (e)      The Company and its Subsidiaries have taken commercially reasonable steps to maintain the secrecy of any trade secrets used in connection with the Business, and such trade secrets have not been disclosed to any third party other than pursuant to a binding and enforceable non-disclosure agreement.

                              (f)      The Company and its Subsidiaries own or have valid and enforceable rights to use all material Intellectual Property used in the conduct of the Business. Subject to any required consents disclosed on the Company Disclosure Schedule, the consummation of the Transactions will not will not alter, encumber, impair or extinguish in any material respect the use by the Company or any of its Subsidiaries of any of the Intellectual Property used or held for use in the conduct of the Business.

                    Section 4.17    Regulatory Matters. (a) Neither the Company nor any of its Affiliates nor any predecessor thereof has received any oral or written communication (including any Warning Letter, Courtesy Letter, untitled letter conveying adverse inspectional observations, Form 483 or similar notices) from any Governmental Authority, including but not limited to the FDA or FTC, or from any counterpart regulatory authorities in the European Union, or any other country, regarding the Company’s currently marketed products, or regarding claims that are currently being made for the Company’s currently marketed products, and to the Knowledge of the Company and its Affiliates, there is no action or proceeding pending or threatened (including any prosecution, injunction, seizure, civil fine, suspension or recall), in each case alleging that the Company or any of its Subsidiaries or Affiliates is not currently in compliance with any and all applicable Laws implemented by the FDA or FTC, or any counterpart regulatory authorities in the European Union or any other country, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no pending voluntary or involuntary market withdrawals, field corrective actions (including recalls), destruction orders, seizures or other regulatory enforcement actions related to any product that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                              (b)      The Company has, prior to the execution of this Agreement, made available to Parent copies of any and all documents in its or its Subsidiaries’ possession that are material to assessing the Company’s or any of its Subsidiaries’ material compliance with the Federal Food, Drug, and Cosmetic Act, Federal Trade Commission Act, or the International Standards Organization and their respective implementing regulations or any other similar regulations in any applicable jurisdiction.

                    The Company and its Subsidiaries are in compliance in all material respects with all applicable requirements of the Federal Food, Drug, and Cosmetic Act and the Federal Trade Commission Act and the regulations promulgated thereunder (collectively, the “FDA Requirements”).

                              (c)      To the extent currently required, all manufacturing, including testing, by the Company and its Subsidiaries have been conducted in all material respects in compliance with applicable good manufacturing practices, and good laboratory practices as set forth by the FDA.

                              (d)      The Company and its Subsidiaries have not filed any biologics license applications, new drug applications, medical device premarket notifications or applications and neither the Company nor its Subsidiaries market any biologic, drug or medical device products.. None of the Company, any of its Subsidiaries or any of their respective officers or employees or, to the Knowledge of the Company, agents has made an untrue statement of a material fact to the FDA or the Office of the Inspector General of the Department of Health and Human Services or failed to disclose a material fact required to be disclosed to the FDA, FTC or the Office of the Inspector General.

                              (e)      To the Company’s Knowledge, as of the date hereof, there are no facts or circumstances that would render unlikely the Company’s compliance with the Dietary Supplement and Nonprescription Drug Consumer Protection Act (due to be effective on December 22, 2007), in the form in which that Act currently exists, or the regulations for Current Good Manufacturing Practice in Manufacturing, Packaging, Labeling, or Holding Operations for Dietary Supplements (21 C.F.R. Part 111), as to which compliance is required by June 25, 2009.

                    Section 4.18    Opinions of Financial Advisors. The Company has received the opinions of Morgan Joseph & Co. (the “Financial Advisors”), dated the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth in such opinion, the consideration to be received by the holders of shares of Company Common Stock (other than holders of Company Common Stock who are affiliates of the Company) in the Offer and the Merger is fair, from a financial point of view, to such holders. A complete copy of such opinion will be made available to Parent as soon as practicable after the date of this Agreement.

                    Section 4.19    Brokers and Other Advisors. Except for the Financial Advisors, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions or the Tender and Support Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. Section 4.19 of the Company Disclosure Schedule describes all undischarged obligations of the Company pursuant to the engagement letter between the Company and the Financial Advisor.

                    Section 4.20    Related Party Transactions.

                              (a)      Except as contemplated by this Agreement or the Transactions since January 1, 2004 through the date hereof, there have been no transactions, agreements, arrangements or understandings between the Company or its Subsidiaries, on the one hand, and any director, officer or other Affiliate of the Company or any of its Subsidiaries or any of such Person’s Affiliates, or any entity in which any such Person has a direct or indirect material interest (collectively, the “Company Affiliates”), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (except for amounts due as normal salaries and bonuses and in reimbursements of expenses in the ordinary course of business).

                              (b)      As of the date hereof, no Company Affiliate is an officer, director, employee or consultant of, any Person which is a material competitor, lessor, lessee, customer or supplier of the businesses of the Company and its Subsidiaries, as currently conducted. No Company Affiliate (i) has any right, title, or interest in any technology used or held for use in the conduct of the businesses of the Company and its Subsidiaries, as currently conducted; (ii) has, as of the date hereof, commenced any proceeding or made any claim against the Company or any of its Subsidiaries, except for immaterial claims for accrued vacation pay, accrued benefits under any Company Plan and similar matters and agreements existing on the date hereof; (iii) has, as of the date hereof, made, on behalf of the Company or any of its Subsidiaries, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any Company Affiliate, or, to a relative of any Company Affiliate, is a partner or stockholder (except stock holdings solely for investment purposes in securities of publicly held and traded companies); or (iv) as of the date hereof, is party to or bound by any Contract (written or oral and whether or not material) with the Company or any of its Subsidiaries.

                    Section 4.21    Labor Matters. (a) The Company and its Subsidiaries are neither party to, nor bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union or labor organization; there are no labor agreements, collective bargaining agreements, work rules or practices, or any other labor-related agreements or arrangements to which the Company is bound that pertain to any of the employees of the Company or its Subsidiaries; and to the Company’s Knowledge, no employees of the Company or its Subsidiaries are represented by any labor union or labor organization or works council with respect to their employment with the Company or its Subsidiaries.

                              (b)      No labor union, labor organization, or group of employees of the Company or its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Company’s Knowledge, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Company’s Knowledge, there are no labor union organizing activities with respect to any employees of the Company or its Subsidiaries.

                              (c)      There are (i) no unfair labor practice complaint pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries before the Labor Relations Commission, National Labor Relations Board or any other labor relations tribunal or authority, and (ii) no labor strike, lock out, material grievance, material arbitration, labor dispute, slowdown or stoppage (“Labor Dispute”) against or affecting the Company or its Subsidiaries, and no Labor Dispute is, to the Knowledge of the Company, threatened.

                              (d)      The Company and its Subsidiaries are and have been in material compliance with all laws, regulations or rules respecting employment and employment practices,, including but not limited to, the Workers’ Adjustment and Retraining Notification Act (and any similar foreign, provincial, state or local statute or regulation), all laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance, except as would not reasonably be likely to result in a Company Material Adverse Effect.

                              (e)      The Company has not received written notice of any investigation, charge or complaint against it pending before any court, administrative agency, board or other tribunal regarding any employment or labor matters, other than routine grievances.

                              (f)       To the Knowledge of the Company, no employees’ wages or occupational injury claims have gone undeclared, have been concealed or have been declared as something other than what they are. There is no work-environment or environmental condition in the workplace that has actually caused a workplace injury and has not yet been corrected or repaired.

                    Section 4.22    Questionable Payments. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor to the Company’s Knowledge, any employee, officer, director, Company Affiliate or associate of the Company, has (i) used any corporate or company funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payments to government officials or employees from corporate funds; (iii) established or maintained any unlawful or unrecorded fund of corporate monies or other assets to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns; (iv) made any material false or fictitious entries on the books or records of any of such corporations; or (v) made any material bribe, payoff, kickback or other material unlawful payment.

                    Section 4.23    Product Liability. To the Company’s Knowledge, there are not presently pending, threatened, and to the Company’s Knowledge there is no reasonable basis for, any civil, criminal or administrative actions, suite, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any product manufactured, distributed or sold by or on behalf of the Company or the Subsidiaries, except for any such matter that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any subsidiary has extended to any of its customers any written, non-uniform product warranties, indemnifications or guarantees, other than in the ordinary course of business, consistent with past practice.

                    Section 4.24    Insurance. Section 4.24 of the Company Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of all material insurance policies issued in favor of the Company, or pursuant to which the Company is a named insured or otherwise a beneficiary, as well as any historic ocurrence-based policies still in force. With respect to each such insurance policy, except as would not constitute, individually or in the aggregate, a Material Adverse Effect, (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) the Company is not in breach or default, and the Company has not taken any action or failed to take any action which with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any such policy, and (iii) to the Knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy.

                    Section 4.25    Takeover Laws. The Company’s Board of Directors has (i) approved, for purposes of Section 203 of the DGCL, this Agreement and the Transactions, including the Offer and the Merger, and (ii) irrevocably resolved to elect, to the extent permitted by Law, for the Company not to be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws or regulations (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to this Agreement or the Transactions, which actions and resolutions have not, as of the date hereof, been subsequently rescinded, modified or withdrawn in any way.

                    Section 4.26    Assets. Each of the Company and its Subsidiaries has good and valid title to, or a valid leasehold interest in, all of the material properties and assets, tangible or intangible, shown on the most recent balance sheet or acquired thereafter, free and clear of all Liens, except for (a) properties and assets disposed of in the ordinary course of business consistent with past practice since the date of the most recent balance sheet, and (b) Permitted Liens. Such assets are sufficient to permit the Company and such Subsidiary, as the case may be, to conduct its business in all material respects in the same manner as such business has been conducted prior to the date of this Agreement. The machinery, equipment and other tangible assets of the Company and its Subsidiaries currently being used by the Company and its Subsidiaries, ordinary wear and tear excepted, are usable in the ordinary course of business consistent with past practice and are adequate for the conduct of the business of the Company or its Subsidiaries as currently conducted. There are no material assets, tangible or intangible, used in the business of, or sold by, the Company or any of its Subsidiaries that are owned by any stockholder of the Company (or an Affiliate of such stockholder that is not also an Affiliate of the Company).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

                    Parent and Merger Sub jointly and severally represent and warrant to the Company that:

                    Section 5.1      Organization, Standing and Corporate Power. Parent is duly organized and validly existing under the Laws of its jurisdiction of organization, and Merger Sub is a corporation duly organized, validly existing and in good standing (or equivalent status) under the Laws of Delaware. Each of Parent and Merger Sub has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly licensed or qualified to do business and, in the case of Merger Sub only, is in good standing (or equivalent status) as a foreign corporation in each jurisdiction in which the nature of the business or activities conducted by it or the character or location of the properties and assets owned, leased or operated by it requires such license or qualification, except where the failure to be so licensed, qualified or in good standing (or equivalent status) has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to timely perform its obligations, to purchase shares of Company Common Stock pursuant to the Offer and to consummate the Merger, in accordance with the terms of this Agreement (a “Parent Material Adverse Effect”).

                    Section 5.2      Authority; Noncontravention. (a) Each of Parent and Merger Sub has all requisite corporate or other power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized by all necessary corporate or other action on the part of Parent and Merger Sub, and, no other corporate or other action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement or the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

                              (b)      The Parent’s Board of Directors (or a duly constituted committee thereof) has at a duly convened and duly held meeting in accordance with applicable Law and the organizational documents of Parent, by the requisite vote of directors, approved this Agreement and the Transactions and authorized the taking of all steps necessary or desirable for the purpose of implementing the same (the “Parent Board Recommendation”). Such resolution has not been varied or revoked.

                              (c)      None of the execution and delivery of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the Transactions or compliance by Parent and Merger Sub with any of the terms or provisions hereof will (i) conflict with, or result in a violation or breach of, any provision of the organizational documents of Parent or the certificate of incorporation or bylaws of Merger Sub, (ii) assuming that the authorizations, consents and approvals referred to in Section 5.3 are obtained and the filings referred to in Section 5.3 are timely made, violate any Law applicable to the Company or any of its Subsidiaries or their respective properties or assets, (iii) assuming that the authorizations, consents and approvals referred to in Section 5.3 and the filings referred to in Section 5.3 are timely made, conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligations or loss of any material benefit) under, require a consent or waiver under, require the payment of a penalty under, any terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party or by which any of their properties or assets may be bound or any Permit affecting, or relating in any way to, the assets or business of Parent, Merger Sub or any of their respective Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of Parent, Merger Sub or any of their respective Subsidiaries, except, in the case of clauses (ii), (iii) and (iv), for such conflicts, violations, breaches, Liens or defaults that, individually or in the aggregate, (A) have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (B) would not reasonably be expected to prevent or materially delay the consummation by Parent and Merger Sub of any of the Transactions.

                    All required stockholder consents of the Parent as are necessary to enter into and consummate the transactions contemplated hereby have been obtained prior to the date hereto. The Board of Directors of Merger Sub, in accordance with the DGCL, the certificate of incorporation of Merger Sub and the bylaws of Merger Sub adopted resolutions (which have not subsequently been rescinded, modified or withdrawn) (i) approving this Agreement, the Merger and the other transactions contemplated hereby and (ii) declaring this Agreement to be advisable. Parent, as the sole stockholder of Merger Sub, has adopted this Agreement. No other vote of any class or series of Merger Sub’s capital stock is necessary to adopt this Agreement and to approve the Merger and the other transactions contemplated hereby for purposes of applicable Law or the organizational instruments of Merger Sub.

                    Section 5.3      Governmental Approval. Except for (a) filings required under, and compliance with other applicable requirements of the Exchange Act, the Securities Act, the rules and regulations promulgated under the Exchange Act and the Securities Act, the Nasdaq rules, and filings under state securities or “blue sky” laws, including the filing of the Schedule TO, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the issuance of a certificate of merger by the Secretary of State of the State of Delaware pursuant to the DGCL, and (c) filings to comply with the Foreign Exchange Management Act of 1999 (the “1999 Act”), no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority or any stock market or stock exchange on which Parent’s capital stock is listed for trading are necessary for the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the Transactions, and such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or as would be reasonably expected to materially impair or delay Parent’s or Merger Sub’s ability to comply with their obligations hereunder. Each of the filings and approvals referred to in clauses (c) and (d) above are described in reasonable detail in Schedule 5.3. Parent and all applicable Affiliates are eligible to make the payments contemplated hereunder on an automatic, notice-only, basis without having to seek approval from the Reserve Bank of India and Parent and all applicable Affiliates meet the applicable net worth and other financial and compliance requirements under the Foreign Exchange Management Act of 1999 (such approval and compliance, “Reserve Bank Clearance”).

                    Section 5.4      Information Supplied. (a) The Schedule TO, when filed with the SEC, and the Offer Documents, when distributed or disseminated to the holders of Company Common Stock, will comply as to form in all material respects with the applicable requirements of the Exchange Act and, at the time of such filing, at the time of such distribution or dissemination and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided that Parent and Merger Sub make no representation or warranty with respect to information supplied specifically by or on behalf of the Company for inclusion or incorporation by reference in the Schedule TO and the Offer Documents.

                              (b)      The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (x) in the case of the Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to holders of Company Common Stock and at the time such holders of Company Common Stock vote on adoption of this Agreement, and (y) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing with the SEC of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof to the holders of Company Common Stock.

                    Section 5.5      Ownership and Operations of Merger Sub. Parent owns beneficially, directly or indirectly, all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                    Section 5.6      Brokers and Other Advisors. Except for Brocair Partners LLC, the fees and expenses of which will be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

                    Section 5.7      Ownership of Company Stock. Neither Parent nor Merger Sub is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

                    Section 5.8      Sufficient Funds. Parent has available cash on hand, cash equivalents and borrowing availability under existing lines of credit and other lending sources that, in the aggregate, are sufficient to pay and/or cause Merger Sub to satisfy all of Parent’s and Merger Sub’s payment obligations under Articles I and III under this Agreement (including payment of the aggregate Offer Price and the aggregate Merger Consideration to all holders of Company Common Stock) and all fees, disbursements incurred and to be incurred in connection with all of the transactions contemplated by this Agreement and the Tender and Support Agreement.

                    Section 5.9      No Other Representations or Warranties. Except for the representations and warranties made by Parent and Merger Sub in Article V, none of Parent, Merger Sub or any other Person makes any representation or warranty on behalf of Parent, Merger Sub or any of their respective Subsidiaries in connection with this Agreement or the Transactions.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

                    Section 6.1      Preparation of the Company Proxy Statement; Company Stockholders Meeting. (a) Unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 6.14, as soon as reasonably practicable following the Acceptance Date, or if the Subsequent Offering Period is commenced by Parent and Merger Sub, following the expiration date of such Subsequent Offering Period, the Company, acting through its Board of Directors, shall in accordance with applicable Law, its certificate of incorporation and bylaws and Nasdaq rules: (i) duly call, give notice of, convene and hold a meeting of holders of Company Common Stock as promptly as practicable following clearance by the SEC’s staff of the mailings in definitive form to the holders of Company Common Stock of the Company Proxy Statement for the purpose of soliciting and seeking to obtain the Company Stockholder Approval (such meeting, and any postponement or adjournment thereof, the “Company Stockholders Meeting”), (ii) except to the extent that the Company’s Board of Directors has effected or effects a Company Adverse Recommendation Change prior to the Acceptance Date in accordance with the terms of Section 6.3, include in the Company Proxy Statement the Company Merger Recommendation and the written opinion of the Financial Advisor, dated as of the date hereof, to the extent set forth in Section 4.18 and (iii) use its reasonable best efforts to solicit from holders of shares of Company Common Stock proxies in favor of the adoption of this Agreement and take all other action necessary or advisable to obtain, at the Company Stockholders Meeting, the Company Stockholder Approval.

                              (b)      Unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 6.14, as soon as reasonably practicable following the Acceptance Date, or if the Subsequent Offering Period is commenced by Parent and Merger Sub, following the expiration date of such Subsequent Offering Period, the Company shall (i) prepare and file with the SEC the Company Proxy Statement, (ii) mail to the holders of Company Common Stock a Company Proxy Statement within a sufficient time prior to the Company Stockholders Meeting and (iii) otherwise comply in all material respects with all legal requirements applicable to the Company Stockholders Meeting. Parent, Merger Sub and the Company will cooperate and consult with each other in the preparation of the Company Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish as soon as reasonably practicable to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement. The Company shall use its reasonable best efforts to resolve all SEC staff comments (in consultation with Parent) with respect to the Company Proxy Statement as promptly as practicable after receipt thereof and to cause the Company Proxy Statement to be mailed to the holders of Company Common Stock as promptly as practicable after the Company Proxy Statement is cleared by the SEC staff for mailing in definitive form to the holders of Company Common Stock in connection with the Company Stockholder’s Meeting. Each of Parent, Merger Sub and the Company agree to correct as soon as reasonably practicable any information provided by it for use in the Company Proxy Statement which shall have become false or misleading. If at any time prior to the Effective Time, any information should be discovered by any party which should be set forth in an amendment or supplement to the

Company Proxy Statement so that the Company Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the holders of Company Common Stock. The Company shall as promptly as practicable (i) notify Parent and Merger Sub of the receipt of any oral or written comments from the SEC’s staff with respect to the Company Proxy Statement and any request by the SEC’s staff for any amendment to the Company Proxy Statement or for additional information and (ii) provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Company Proxy Statement.

                              (c)      Subject to applicable Law, at any Company Stockholders Meeting called for such purpose, the Parent and Merger Sub agreement to vote or cause to be voted any and all shares of Company Common Stock owned by Parent or Merger Sub for adoption of any agreement or plan or certificate of merger providing for the Merger.

                    Section 6.2      Conduct of Business of the Company Pending the Merger. (a) Except (i) as contemplated or expressly permitted by this Agreement, (ii) as required by applicable Law or (iii) as contemplated by Section 6.2 of the Company Disclosure Schedule, during the period from the date of this Agreement until the Effective Time, unless Parent otherwise consents in writing, the Company shall, and shall cause its Subsidiaries to, conduct their businesses in the ordinary course and comply with all applicable Laws in all material respects, and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact their present business organizations, keep available the services of their present executive officers, key employees and consultants and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them with the intention that their goodwill and ongoing business shall not be materially impaired and to take no action that would be reasonably expected to adversely affect or delay in any material respect the ability of either Parent, Merger Sub or the Company to obtain any necessary approvals of any Governmental Authority required for the Transactions.

                              (b)      Without limiting the generality of the foregoing, except (1) as contemplated or permitted by this Agreement, (2) as required by applicable Law or (3) as contemplated by Section 6.2 of the Company Disclosure Schedule, during the period from the date of this Agreement until the Effective Time, the Company shall not, nor shall it permit any of its Subsidiaries to, do any of the following without the prior written consent of Parent:

                                   (i)      (A) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, provided that the Company may issue (x) shares of Company Common Stock upon the exercise of Options outstanding on the date hereof, and (y) Options up to 150,000 with an exercise price not less than the current market price for Company Common Stock to be issued upon the reelection of Elliot Balbert and Dennis W. DeConcini as directors of the Company; (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, any Company Security, or any rights or options to acquire any shares of its capital stock; (C) declare, set aside for payment or pay any dividend on, or make any other distribution (whether in cash, stock or property) in respect of, any shares of its capital stock; or (D) split, combine, subdivide or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than the acquisition of Shares tendered by directors, officers, employees or former employees in connection with a cashless exercise of Options or in order to pay Taxes in connection with the exercise of Options, in each case pursuant to the terms of a Company Plan);

                                   (ii)      amend the term of any Company Security or capital stock of any Subsidiary (in each case, whether by merger, consolidation or otherwise);

                                   (iii)      (A) incur any additional indebtedness for borrowed money or capital lease obligations, or guarantee any such additional indebtedness or capital lease obligations, except to fund obligations coming due in accordance with their terms under Material Contracts in effect on the date hereof, (B) guarantee any such indebtedness or capital lease obligations of another Person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (C) repurchase or prepay any indebtedness for borrowed money except as required by the terms of such indebtedness or (D) make any loans, advances or capital contributions to, or investments in, any Person, other than to the Company or its Subsidiaries;

                                   (iv)      create or incur any Lien upon any of its assets other than Permitted Liens or Liens pursuant to and in accordance with the terms of any Contract, as in effect on the date hereof;

                                   (v)      sell, rent, lease, sublease, license, encumber, pledge, mortgage, transfer, leaseback or otherwise dispose of any of its material properties or material assets or any interest thereon, except (A) sales of inventory in the ordinary course of business, (B) pursuant to Contracts in force on the date of this Agreement, (C) dispositions of obsolete or worthless assets, (D) pursuant to transactions solely among the Company and its wholly owned Subsidiaries, or (E) any license of Intellectual Property made in the ordinary course of business consistent with past practice;

                                   (vi)     authorize or make capital expenditures which are in excess of $250,000 in the aggregate;

                                   (vii)    make any acquisition of, or investment in, the capital stock or assets of any other Person (including by merger, consolidation, tender offer, share exchange or other activity), other than (i) assets acquired in ordinary course of business consistent with past practice or (ii) pursuant to and in accordance with the terms of any Contract, as in effect on the date hereof;

                                   (viii)   (A) increase the wages, salaries, compensation, pension, other retirement, severance or termination benefits, fringe benefits or perquisites to any officer, employee, independent contractor or director of the Company or any of its Subsidiaries, except (x) for salary or wage increases in the ordinary course of business consistent with past practice, and in any event, in an aggregate amount not to exceed 135% percent of the aggregate current annualized base salaries or wages of all officers, employees, independent contractors or directors of the Company and its Subsidiaries or (y) as required by applicable Laws]; (B) except as required by a Company Plan disclosed in Section 4.12 of the Company Disclosure Schedule or applicable Laws, grant or pay any severance or termination pay to, or enter into (or amend) any contract or other arrangement to make or grant any severance or termination pay to, or grant or pay any bonus to, any officer, employee, independent contractor or director of the Company or any of its Subsidiaries, except for grants or payments of bonuses in the ordinary course of business not to exceed 15% of the aggregate bonuses paid by the Company to its employees in fiscal year 2006; (C) establish, adopt or amend (except as required by applicable Laws) any collective bargaining, bonus, pension, other retirement, deferred compensation or equity compensation plan or arrangement covering any officer, employee, independent contractor or director of the Company or any of its Subsidiaries; (D) issue up to 150,000 Options with an exercise price not less than the then current market price for Company Common Stock to be issued upon the reelection of Elliot Balbert and Dennis W. DeConcini as directors of the Company; (E) except in the ordinary course of business, hire or terminate the employment or engagement, as applicable, of any employee (other than an officer) or independent contractor of the Company or any of its Subsidiaries; or (F) hire or, other than for cause, terminate the employment or engagement, as applicable, of any officer or director of the Company or any of its Subsidiaries;

                                   (ix)     file any amendment to any Tax Return or make any election relating to Taxes, change any election relating to Taxes already made, adopt or change any accounting method relating to Taxes, enter into any closing agreement relating to Taxes, settle any claim or assessment relating to Taxes or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;

                                   (x)     change its fiscal year, revalue for financial reporting purposes any of its material assets, or make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by GAAP as advised by the Company’s regular independent accountants or applicable Law;

                                   (xi)    amend its certificate of incorporation, bylaws or other comparable charter or organizational documents;

                                   (xii)    fail to maintain its assets, facilities, machinery and equipment, taken as a whole, in reasonably good operating condition and repair subject only to ordinary wear and tear;

                                   (xiii)   enter into, renew, modify or amend any Contracts that are not terminable by the Company and its Subsidiaries on less than 90 days’ notice without penalty to the Company or such Subsidiary, involving payment obligations from and after the Closing Date (after giving effect to any reduction in payment obligations under such Contracts upon a proper termination of such Contracts in accordance with their terms) in excess of $250,000 individually in one year, except (i) insurance or sales contracts entered into in the ordinary course of business consistent with past practice and (ii) purchase, distribution or supply contracts, involving payment obligations from and after the Closing Date in excess of $ 500,000 annually during the term of such agreement, with a term no longer than three years entered into in the ordinary course of business consistent with past practice;

                                   (xiv)   other than is commercially reasonable and is in the ordinary course of business consistent with past practice, (A) sell, assign, license, sublicense, encumber, impair, abandon or fail to maintain any Intellectual Property owned by the Company or any of its Subsidiaries, (B) grant, extend, amend, waive or modify any rights in or to any Intellectual Property owned by the Company or any of its Subsidiaries, (C) fail to diligently prosecute any application to register any Intellectual Property owned by the Company or any of its Subsidiaries, (D) divulge, furnish to or make accessible any trade secrets or confidential information of the Company or any of its Subsidiaries to any third party, other than pursuant to appropriate confidentiality or nondisclosure agreements, (E) grant any license, enter into any Contract, or obligate the Company to any third party with respect to any rights to any Intellectual Property owned by the Company or any of its Subsidiaries; (F) take any action or omit to take any action that would reasonably be expected to cause any rights to any Intellectual Property owned by the Company or any of its Subsidiaries to become invalidated, unenforceable, or abandoned or to enter the public domain; (G) create in favor of any third party, any estoppel or laches that could become a defense for such third party if Parent were to seek to enforce any Intellectual Property owned by the Company or any of its Subsidiaries against such third party; (H) obligate the Company or any of its Subsidiaries to spend or commit any funds or commit any of the Company’s, or any of its Subsidiaries’, personnel or facilities to carry out any obligations to a third party with respect to any Intellectual Property used in the Business, (I) amend, assign, terminate or fail to exercise a right of renewal or extension under any Contract concerning any Intellectual Property used in the Business, or (J) fail to fulfill any obligation of the Company or any of its Subsidiaries to maintain in full force and effect any Contract concerning any Intellectual Property used in the Business which confers any benefit on the Company or any of its Subsidiaries;

                                   (xv)     adopt or enter into any collective bargaining agreement or other labor union contract applicable to the employees of the Company or any of its Subsidiaries;

                                   (xvi)     fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

                                   (xvii)    (A) pay, discharge, settle or satisfy any material claims (including claims of holders of Company Common Stock); (B) commence or initiate any litigation, arbitration, proceeding or dispute, other than in ordinary course of business consistent with past practice;

                                   (xviii)   knowingly take any action or knowingly omit to take any action that would reasonably be expected to result in any of the conditions to the Offer set forth in Annex I or any of the conditions to the Merger set forth in Article VIII not being satisfied or that would reasonably be expected to materially delay the consummation of, or materially impair the ability of the Company to consummate, the Transactions in accordance with the terms hereof;

                                 (xix)     enter into, or, other than in the ordinary course of business consistent with practice and otherwise permitted under the other provisions of this Agreement, amend, modify or supplement in any material respect, any Contract, transaction, commitment or arrangement with any officer, director or other Affiliate (or any Affiliate of any of the foregoing);

                                 (xx)      adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, recapitalization or other similar reorganization; or

                                 (xxi)     pre-pay any long-term debt, except in the ordinary course of business (which shall be deemed to include, without limitation, prepayments or repayments of lines of credit facilities or other similar lines of credit, payments made in respect of any termination or settlement of any interest rate swap or other similar hedging instrument relating thereto in accordance with their terms, as such loans become due and payable), or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice, in accordance with their terms; or

                                 (xxii)    agree in writing to take or commit to any of the foregoing actions.

                    Section 6.3      No Solicitation.

                              (a)      General Prohibitions. Subject to and except as permitted by Sections 6.3(b) and 6.3(h), until the earlier of the termination of this Agreement pursuant to Article VIII hereof and the Effective Time, the Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of its or their respective directors, officers or employees to, and the Company shall use its reasonable best efforts to cause its investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate, or knowingly encourage or facilitate, any inquiries with respect to or the making of any proposal that constitutes or is reasonably likely to lead to a Takeover Proposal or any public announcement by any Third Party of any Takeover Proposal or of any intention to make the same, (ii) enter into or participate in any discussions or negotiations regarding any Takeover Proposal, furnish to any Third Party any non-public information (whether orally or in writing) in response to or in furtherance of any Takeover Proposal (for avoidance of doubt, it being hereby acknowledged and agreed that the foregoing shall not prohibit the Company or any of its Representatives from making any Third Party aware of the provisions of this Section 6.3 in response to any Takeover Proposal, nor shall the foregoing prohibit the Company from engaging in discussions with its Representatives to the extent necessary to assist the Company in determining how to comply with the provisions of this Section 6.3 and applicable Law), or afford any Third Party access to the business, properties, assets, books or records of the Company or any of its Subsidiaries, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any Third Party that has made, or has informed the Company of any intention to make, or who has publicly announced an intention to make, a Takeover Proposal, (iii) recommend, adopt or approve, or publicly propose to recommend, adopt or approve, a Takeover Proposal, or fail to make in accordance with Section 6.1(a)(ii), withdraw or modify or resolve to take any action or make any public statement inconsistent with the Company Offer Recommendation or Company Merger Recommendation (any of the foregoing in this clause (iii), a “Company Adverse Recommendation Change”), (iv) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including approving any transaction for purposes of or approving a Third Party becoming an “interested stockholder” under Section 203 of the DGCL), or any restrictive provision of any applicable anti-takeover provision in the Company’s certificate of incorporation or bylaws, inapplicable to any transactions contemplated by a Takeover Proposal, (v) enter into any Takeover Proposal (other than a confidentiality agreement of the type referred to in Section 6.3(b)) or (vi) grant any Third Party any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries. Without limiting the foregoing, it is agreed that any violation of the restrictions on the Company set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 6.3.

                              (b)      Exception to Permit Discussions, Due Diligence, Etc. after Receipt of Certain Proposals. Notwithstanding anything to the contrary in this Agreement, at any time prior to the Acceptance Date (and in no event after the Acceptance Date), the Company’s Board of Directors, directly or indirectly through its Representatives, may, subject to compliance with Section 6.3(c), (i) engage in negotiations or discussions with any Third Party (and its Representatives) that has made after the date of this Agreement a bona fide, unsolicited Takeover Proposal that the Company’s Board of Directors determines in good faith, After Consultation, either constitutes a Superior Proposal or a Takeover Proposal that would be reasonably likely to lead to the receipt of a Superior Proposal; provided that a breach by the Company not in violation of Section 6.3(a) has not contributed to the making of such Superior Proposal or such Takeover Proposal; (ii) thereafter, furnish to such Third Party nonpublic information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with terms overall no less favorable to the Company than those contained in the Non-Disclosure and Confidentiality Agreement dated as of July 26, 2007, between Parent and the Company (the “Confidentiality Agreement”) (a copy of which shall, subject to Section 6.3(c), be provided, promptly after its execution, to Parent for its informational purposes only, and which copy and the terms and existence thereof shall be subject to the confidentiality obligations imposed on Parent pursuant to the Confidentiality Agreement); provided, that, subject to Section 6.3(c), all such information is provided to Parent, as the case may be, not later than 24 hours after the time it is provided or made available to such Third Party); and provided, further, that if such Superior Proposal or Takeover Proposal is made by a Third Party who or which, on the date hereof, is party to a Third Party confidentiality agreement with the Company which would prohibit the Company from complying with any of the terms of this Section 6.3(b) or Section 6.3(c) requiring the provision by the Company of information, agreements or the documents to Parent, then the Company may take the actions described in clauses (i) and (ii) of this Section 6.3(b) only if such confidentiality agreement with such Third Party has been amended (the Company being hereby permitted to so amend such confidentiality agreement) to allow the Company to fully comply with such terms of this Section 6.3(b) and Section 6.3(c) without violating such confidentiality agreement; and (iii) following receipt of a Superior Proposal after the date of this Agreement and subject to compliance with Section 6.3(d), (x) make a Company Adverse Recommendation Change and (y) terminate this Agreement (A) upon the concurrent payment to Parent of the termination fee contemplated by Section 8.3(a) and (B) substantially concurrent entry into a definitive agreement providing for such Superior Proposal.

                              (c)      Required Notices. The Company’s Board of Directors shall not take any of the actions referred to in clauses (i) and (ii) of Section 6.3(b) (giving effect to the provisos thereto) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and the Company shall continue to advise Parent after taking such action on a prompt and timely basis of the status and terms of any discussions and negotiations with the Third Party. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Representatives) of any Takeover Proposal or of any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books, records, customers, suppliers, lenders or holders of Company Common Stock or any of its Subsidiaries by any Third Party that has stated that it is considering making, or has made, a Takeover Proposal, which notice shall be provided orally and in writing and shall identify the Third Party making, and the terms and conditions of, any such Takeover Proposal, indication or request (including any changes thereto). The Company shall keep Parent reasonably informed, on a current basis, of the status and details of any such Takeover Proposal, indication or request (including any material changes thereto) and shall promptly (but in no event later than 24 hours after receipt) provide to Parent copies of all correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describe the material terms and conditions of any Takeover Proposal and a written summary of any oral discussions describing any such terms and conditions.

                              (d)      Company Ability to Change Recommendation and Terminate Agreement Subject to a “Last Look”. Notwithstanding Section 6.3(b) and without duplication of the notice provisions of Section 6.3(c), the Company’s Board of Directors shall not take an action described in clause (iii) of Section 6.3(b) unless (i) the Company promptly notifies Parent, in writing at least five Business Days before taking that action, of its intention to do so in response to a Takeover Proposal that constitutes a Superior Proposal, attaching the most current version of any proposed agreement or a detailed summary of the material terms of any such proposal and the identity of the offeror (and any analysis of the Company’s financial advisors underlying any determination that a Takeover Proposal is a Superior Proposal), and (ii) Parent does not make, within such five-business-day period, a firm offer that is at least as favorable to the holders of Company Common Stock (who are not Affiliates of the Company), as determined by the Company’s Board of Directors in good faith, After Consultation, as such Superior Proposal (it being understood that the Company shall not take any action described in clause (iii) of Section 6.3(b) during such five-business-day period, and that any material amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from the Company and an additional three-business-day period).

                              (e)      Definitions of Takeover Proposal and Superior Proposal. For purposes of this Agreement:

                    “Takeover Proposal” means any inquiry, proposal, offer, agreement-in-principle, letter of intent, term sheet, merger agreement, joint venture agreement, option agreement, partnership agreement or other similar instrument with or from any Third Party relating to any (A) acquisition of assets of the Company and its Subsidiaries (including securities of Subsidiaries of the Company) equal to 15% or more of the Company’s consolidated assets or to which 15% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) acquisition of 15% or more of the outstanding shares of capital stock or any other voting securities of the Company, (C) tender offer (including a self-tender offer) or exchange offer that if consummated would result in any Third Party beneficially owning 15% or more of outstanding shares of capital stock or any other voting securities of the Company or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of the Company, in each case other than the Transactions.

                    “Superior Proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a Third Party to enter into a Takeover Proposal (with all of the percentages included in the definition of Takeover Proposal increased, solely for purposes of this definition, to 50.1%), that (x) includes per-share consideration that is higher than the Offer Price (including, to the extent the per-share consideration is not all cash, a determination by the Company’s Board of Directors in good faith to such effect) and is otherwise on terms that the Company’s Board of the Directors has determined in its good faith judgment, After Consultation, and after taking into account all legal, financial, regulatory and other aspects of the proposal, including the availability of financing therefore is more favorable to the holders of Company Common Stock (who are not affiliates of the Company) than the Transactions from a financial point of view, and (y) which the Company’s Board of Directors has determined in good faith, After Consultation, is reasonably capable of being consummated on the terms proposed without unreasonable delay.

                              (f)      Obligation to Terminate Existing Discussions. The Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, cease immediately and cause to be terminated any and all existing soliciting activities, discussions or negotiations and non-public information access, if any, with or to any Third Party conducted prior to the date hereof with respect to any Takeover Proposal. The Company shall promptly request that each Third Party, if any, in possession of the confidential information about the Company or any of its Subsidiaries that was furnished by or on behalf of the Company or any of its Subsidiaries in connection with its consideration of any potential Takeover Proposal to return or destroy all confidential information heretofore furnished to such Third Party.

                              (g)      Certain Limited Exceptions. Nothing in this Section 6.3 or elsewhere in this Agreement shall prohibit the Company’s Board of Directors from taking and disclosing to the holders of Company Common Stock a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other applicable Law, if the Company’s Board of Directors determines, After Consultation, that the failure to so disclose such position could constitute a violation of applicable Law; provided, however, that any additional disclosure relating to a Takeover Proposal, other than (i) a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act that contains factually accurate public statement by the Company that describes the Company’s receipt of a Takeover Proposal and the operation of this Agreement with respect thereto, (ii) an express rejection of such Takeover Proposal, or (iii) an express reaffirmation of its Company Offer Recommendation and Company Merger Recommendation, shall be deemed a Company Adverse Recommendation Change.

                              (h)      Other Change in Recommendation. Notwithstanding anything to the contrary in this Section 6.3 or elsewhere in this Agreement, at any time prior to the Acceptance Date, other than in connection with a Superior Proposal (it being hereby understood and agreed that the Company’s Board of Directors shall not effect a Company Adverse Recommendation Change in connection with a Superior Proposal other than pursuant to Section 6.3(b)), if based on events and circumstances which are material, not reasonably foreseeable (or foreseen) at the date of this Agreement, and outside of the Company’s or Parent’s control, the Company’s Board of Directors determines in good faith, After Consultation, that, the failure to make a Company Adverse Recommendation Change would be likely to be inconsistent with its fiduciary duties under applicable Law.

                         Section 6.4      Reasonable Best Efforts.

                              (a)      Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority necessary, proper or advisable to consummate the Transactions; provided that in no event shall Parent or Merger Sub or any of their respective Affiliates be required by this Section 6.4 or any other provision of this Agreement to (A) license, divest, dispose of or hold separate any material portion of the assets or businesses of Parent or the Company or any of their respective material Subsidiaries or otherwise take or commit to take any action that limits in any material respect its ability to retain and effectively control a material portion of the assets or businesses of Parent or the Company or any of their respective material Subsidiaries, or that would reasonably be expected to have a material adverse effect on Parent and its Subsidiaries (including the Surviving Corporation) taken as a whole after giving effect to the Transactions, or (B) agree to or effect any license, divestiture, disposition or hold separate any business or take any other action or agree to any limitation that is not conditioned on the consummation of the Offer; provided, further, that the Company (x) shall not take or agree to take any action identified in clause (A) or (B) of the immediately preceding sentence without the prior written consent of Parent and (y) if so requested by Parent, shall use reasonable best efforts to effect any license, divestiture or disposition of, or hold separate, any of the Company’s assets or businesses necessary to obtain clearances or approvals required for the Closing under the Antitrust Laws, provided that such action is conditioned on the consummation of the Merger and does not reduce the amount or delay the payment of the Offer Price or Merger Consideration payable in connection with the Transactions. For purposes hereof, “Antitrust Laws” means all applicable Law issued by a United States federal or state Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, and, where the failure to comply with which would reasonably be expected to be material to the ownership or operation of Parent, the Company or their businesses, the applicable requirements of antitrust or other competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership.

                              (b)      In furtherance and not in limitation of the foregoing, the Company and Parent shall each use its reasonable best efforts (x) to take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions and (y) if any state takeover statute or similar Law becomes applicable to any of the Transactions, to take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, and use reasonable best efforts to otherwise minimize the effect of such applicable Law on the Transactions.

                              (c)      Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private party and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to any Governmental Authority, and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions. Subject to applicable Law relating to the exchange of information, each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Transactions; provided, however, that the parties may designate certain of such filings, or certain information contained therein, as being provided on an “outside counsel basis” only. No party hereto shall independently participate in any meeting or discussion with any Governmental Authority in respect of any such filings, applications, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by the relevant Governmental Authority, the opportunity to attend and participate (which, at the request of any of the parties, shall be limited to outside antitrust counsel only).

                              (d)      In furtherance and not in limitation of the covenants of the parties contained in this Section 6.4, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Transactions. Without limiting any other provision hereof, Parent and the Company shall each use its reasonable best efforts to (i) avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the consummation of the Transactions, on or before the Walk-Away Date, including by defending through litigation on the merits any claim asserted in any court by any Person and (ii) avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the Transactions so as to enable the consummation of the Transactions to occur as soon as reasonably possible (and in any event by no later than the Walk-Away Date).

                              (e)      Without limiting any other provision hereof, the Company shall use its reasonable best efforts to file or transmit, as applicable, such notices, letters, instruments and the like with or to the FDA, U.S. Patent and Trademark Office, U.S. Copyright Office and all foreign counterparts to each of the foregoing relating to the Transactions as may required to comply with all applicable Laws, and, subject to the occurrence of the Effective Time, to vest all right, title, and interest in any Intellectual Property owned by the Company or any of its subsidiaries in Parent effective as of the Effective Time.

                              (f)       If required under applicable Law to consummate the Offer or the Merger, Parent and its applicable affiliates shall submit to the Reserve Bank of India and any other applicable Indian authorities, a true and complete notice and application and request for approval or file the necessary forms with supporting documents as prescribed under Indian laws (whichever is applicable) and clearance in respect of the Reserve Bank Clearance (and any and all requested supplemental information) with regard to the Offer, the Merger and the other transactions contemplated by this Agreement and shall take all action necessary to obtain the Reserve Bank Clearance and shall ensure that the same is unconditionally procured no later than the 20th Business Day following the date hereof. In addition, Parent and its applicable affiliates shall take all action necessary to obtain all other authorizations, consents, clearances, orders, approvals and other Permits from Indian Governmental Authorities necessary for Parent and Merger Sub to perform all of their respective obligations under this Agreement and to pay any and all amounts required to be paid by them pursuant hereto as and when due hereunder. Without limiting interpretation of the other provisions hereof, Parent and Merger Sub recognize time is of the essence in respect of their compliance with this provision. The Parent and its Affiliates have no reason to believe that any approvals, consents and/or Permits under Indian Laws that are required to consummate the transactions as contemplated by this Agreement will not be received.

                    Section 6.5      Certain Filings. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Disclosure Documents and the Offer Documents, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the Transactions and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

                    Section 6.6      Public Announcements. Parent and the Company have agreed upon the form and substance of the press release to be issued by Parent, on the one hand, and the Company, on the other hand, announcing the execution of this Agreement and the Transactions, which shall be issued promptly following the execution and delivery hereof. Other than with respect to such press releases, Parent and the Company shall consult with each other and consider in good faith the views of the other party before issuing any press release or making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable Law, order of a court of competent jurisdiction or any listing agreement with or rule of any applicable securities exchange or association; provided however, that the Company shall not be required to consult with Parent or Merger Sub in connection with any public announcement, filing with any Governmental Authority or communication to holders of Company Common Stock with respect to any Takeover Proposal or Company Adverse Recommendation Change (other than compliance with the notice requirements of Section 6.3), shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation.

                    Section 6.7      Access to Information; Confidentiality. Subject to applicable Law relating to the exchange of information, the Company shall afford to Parent and Parent’s Representatives reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all of its and its Subsidiaries’ properties, books, Contracts, personnel and records and the Company shall furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it pursuant to the requirements of federal or state securities Laws to the extent copies of such reports, schedules and other documents are not accessible via the SEC’s EDGAR database, (ii) other information concerning its and its Subsidiaries’ business, properties and personnel as Parent or any of its Representatives may reasonably request; and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized Representatives to cooperate with Parent in its investigation of the Company and its Subsidiaries; provided, however, that the Company may restrict the foregoing access if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third-party or jeopardize the protection of an attorney-client privilege or the attorney work product doctrine. The information provided will be subject to the terms of the Confidentiality Agreement. Parent, Merger Sub and their representatives may not conduct any environmental sampling or require that the Company do so (which in all cases shall be at Parent’s sole expense), without the Company’s consent, which consent shall not be unreasonably withheld. No investigation pursuant to this Section 6.7 or information provided, made available or delivered to Parent pursuant to this Agreement (other than, subject to Section 9.8, information contained in the

Company Disclosure Schedule) will affect any of the representations or warranties of the Company contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.

                    Section 6.8      Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, and (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, such party or any of its Subsidiaries and relating to the Transactions. In addition, prior to the Acceptance Date, the Company shall give prompt notice to Parent of any inaccuracy of any representation or warranty of the Company contained in this Agreement, or any failure of the Company to materially comply with any covenant or agreement of the Company set forth herein, at any time during the term of this Agreement that would reasonably be expected to cause the Offer Conditions set forth in Annex I not to be satisfied or reasonably be expected to give rise to a termination right pursuant to Section 8.1(d)(i); provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

                    Section 6.9      Directors’ and Officers’ Indemnification and Insurance. (a) Parent and Merger Sub agree that, from and after the Acceptance Time, the Surviving Corporation’s certificate of incorporation and bylaws shall contain provisions no less favorable with respect to exculpation from liabilities and indemnification of the present or former directors, officers, employees and agents of the Company than are currently provided in the Company’s Certificate of incorporation and bylaws, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals until the expiration of the statutes of limitations applicable to such matters or unless such amendment, modification or repeal is required by applicable Law.

                              (b)      Without limiting any additional rights that any Person may have under any agreement, from and after the Acceptance Date, the Company shall (and from and after the Effective Time, the Surviving Corporation shall), and Parent shall cause the Company and the Surviving Corporation to, indemnify and hold harmless each present (as of the Effective Time) and former officer and director of the Company (each, together with such person’s heirs, executors or administrators, an “Indemnified Party” and collectively, the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines, amounts paid in settlement and reasonable fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any proceeding, whether civil, criminal, administrative or investigative, arising out of, pertaining to or in connection with the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company, or of another entity if such service was at the request of or for the benefit of the Company, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent the Company or the Surviving Corporation, as applicable, is permitted to do so under applicable Law and the certificate of incorporation or bylaws of the Company as at the date hereof, including with respect to all actions taken and omitted to be taken in connection with the approval, recommendation, negotiation, execution and consummation of this Agreement, the Tender and Support Agreement, the Merger, the Offer and all of the transactions contemplated hereby and thereby. In the event of any such proceeding, each Indemnified Party will be entitled to advancement of expenses incurred in the defense of the proceeding from the Company or the Surviving Corporation, as applicable, to the maximum extent permitted by applicable Law (provided that any Person to whom expenses are advanced shall have provided an undertaking to repay such advances if it is finally determined that such Person is not entitled to indemnification), and Parent shall cause the Company and the Surviving Corporation to provide such advancement of expenses. The Company or the Surviving Corporation, as applicable, shall reasonably cooperate with the Indemnified Parties in the defense of any such matter and any determination made or required to be made with respect to whether an Indemnified Party’s conduct complies with standards under applicable Law, the certificate of incorporation or bylaws shall be made by independent legal counsel selected by the Company or the Surviving Corporation, as applicable, and reasonably acceptable to the Indemnified Party.

                              (c)      The Company shall purchase by the Acceptance Date, and Parent shall cause the Surviving Corporation to maintain, tail policies to the current directors’ and officers’ liability insurance policies maintained on the date of this Agreement by the Company, which tail policies (i) shall not have an aggregate annual premium in excess of 300% of the aggregate annual premium most recently paid by the Company prior to the date hereof to maintain the existing policies (which amount is set forth in Section 6.9 of the Company Disclosure Schedule), (ii) shall be effective for a period from at least the Acceptance Date through and including the date six years after the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or at the Acceptance Date, and (iii) shall contain coverage that is at least as protective to such directors and officers as the coverage provided by such existing policies; provided, however, that, if equivalent coverage cannot be obtained or can be obtained only by paying an aggregate annual premium in excess of 300% of such amount, the Company shall only be required to obtain (and the Surviving Corporation shall only be required to maintain) as much coverage as can be obtained by paying an aggregate annual premium equal to 300% of such amount.

                              (d)      This Section 6.9 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by, any Person or entity referred to in clause (a) of this Section 6.9 (whether or not parties to this Agreement). If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity resulting from such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the applicable obligations set forth in this Section 6.9.

                    Section 6.10    Fees and Expenses. Except as provided in Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated.

                    Section 6.11    Employee Matters.

                              (a)      From and after the Effective Time, Parent shall honor in accordance with their terms any other employment related contracts, agreements, arrangements and commitments of the Company and its Subsidiaries in effect that are applicable to any current or former employees, officers or directors of the Company or any Subsidiary or any of their predecessors, all of which are listed on Section 4.12(a) of the Disclosure Schedule.

                              (b)      For a period of not less than twelve (12) months after the Closing Date, with respect to each employee of the Company or any Subsidiary (collectively, the “Company Employees”) who remains an employee of Surviving Corporation or its successors or assigns or any of their subsidiaries (collectively, the “Continuing Employees”), Parent shall provide the Continuing Employees with total compensation and employee benefits that are substantially comparable in the aggregate to those provided to such Continuing Employees immediately prior to the Effective Time. Each Continuing Employee will be credited with his or her years of service with the Company and its Subsidiaries (and any predecessor entities thereof) before the Closing Date under the parallel employee benefit plan of Parent or its Subsidiaries to the same extent as such employee was entitled, before the Effective Time, to credit for such service under the respective Plan (except to the extent such credit would result in the duplication of benefits and except with respect to benefit accrual under a defined benefit plan). In addition, with respect to each health benefit plan, during the calendar year that includes the Closing Date, each Continuing Employee shall be given credit for amounts paid by the employee under the respective Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the parallel plan, program or arrangement of Parent or Surviving Corporation.

                              (c)      As of the Effective Time, Parent shall, with respect to the Company Employees who become Parent employees at the Effective Time, continue to recognize all accrued and unused vacation days, holidays, personal, sickness and other paid time off days (including banked days) that have accrued to such employees through the Effective Time, and Parent will allow such employees to take their accrued vacation days, holidays and any personal and sickness days in accordance with such policies as it may adopt after the Effective Time.

                              (d)      Nothing in this Section 6.11 or this Agreement shall alter the at-will nature of employment with the Company and any Subsidiary, or shall otherwise obligate Parent, Parent’s Affiliates, the Company or any Subsidiary to employ or otherwise retain any employee for a certain length of time. Further, nothing in this Section 6.11 or this Agreement creates, or is intended to create, any employment agreement or contract, whether express or implied. Provided that Parent, Parent’s Affiliates, the Company and any Subsidiary comply with their obligations under this Section 6.11, nothing in this Section 6.11 or this Agreement shall prohibit Parent, Parent’s Affiliates, the Company or any Subsidiary from amending, modifying or terminating any employee benefit plan, program, agreement or arrangement established or maintained at any time by Parent, Parent’s Affiliates, the Company and/or any Subsidiary.

                    Section 6.12    Nasdaq De-listing; Exchange Act Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and regulations of Nasdaq to enable the de-listing by the Surviving Corporation of the Company Common Stock from Nasdaq and the deregistration of the Company Common Stock under the Exchange Act promptly after the Effective Time.

                    Section 6.13    Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                    Section 6.14    Merger Without Meeting of Stockholders. If, after the consummation of the Offer, the expiration of any Subsequent Offering Period, and any exercise of the Top-Up Option, the number of shares of Company Common Stock beneficially owned by Parent and Merger Sub collectively represent at least 90% of the then outstanding shares of Company Common Stock (calculated on a fully diluted basis), Parent shall cause Merger Sub to, and the Company shall execute and deliver such documents and instruments and take such other actions as Parent or Merger Sub may request in order to, cause the Merger to be consummated as promptly as practicable as provided in Section 253 of the DGCL, and otherwise as provided in this Agreement.

                    Section 6.15    Certain Matters. Prior to the Effective Time, each of the Company and Parent shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any acquisitions and dispositions of securities (including, derivative securities) resulting from the Transactions contemplated by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VII

CONDITIONS TO THE MERGER

                    Section 7.1      Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Effective Time of each of the following conditions:

                              (a)      Company Stockholder Approval. If required by the applicable Law, the Company Stockholder Approval shall have been obtained;

                              (b)      No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal; and

                              (c)      Purchase of Shares. Merger Sub shall have accepted for purchase and promptly paid for all shares of Common Stock validly tendered pursuant to the Offer.

ARTICLE VIII

TERMINATION

                    Section 8.1      Termination. This Agreement may be terminated and the Offer and the Merger abandoned at any time prior to the Effective Time, notwithstanding the receipt of the Company Stockholder Approval:

                              (a)      Subject to Section 1.3(c), by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors;

                              (b)      by either the Company or Parent:

                                   (i)      if February 29, 2008 (the “Walk-Away Date”) shall have occurred and the Offer shall not have been consummated on or before the close of business on the Walk-Away Date, provided, that the Walk-Away Date shall automatically be extended to March 31, 2008 (and such date shall then be the Walk-Away Date for all purposes of this Agreement) if the only Offer Condition(s) that has(ve) not been or would not be satisfied as of February 29, 2008 is (are) one or both of the Offer Conditions set forth in Paragraph 1(b) and Paragraph 2(a) of Annex I; and provided, further, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to a party whose failure to fulfill any obligation under this Agreement was the primary cause of, or resulted in, the failure of the Offer to be consummated on or before the Walk-Away Date; or

                                   (ii)     if any Restraint enjoining, restraining, preventing or prohibiting the acceptance for payment of, and payment for, the shares of Company Common Stock pursuant to the Offer or consummation of the Merger or making the acceptance for payment of, and payment for, the shares of Company Common Stock pursuant to the Offer or consummation of the Merger illegal shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Restraint was primarily due to or resulted from the failure of such party to perform any of its obligations under this Agreement;

                              (c)      by Parent:

                                   (i)      if prior to the Acceptance Date, the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Paragraph 2(d) of Annex I and (B) is either incurable, or if curable, is not cured by the Company by the earlier of (x) 30 days following receipt by the Company of written notice of such breach or failure and (y) the Walk-Away Date (it being understood that a willful and material failure to comply with Section 6.3 shall be deemed incapable of being cured); provided that Parent shall not have the right to terminate this Agreement under this Section 8.1(c)(i) if Parent is then in breach of this Agreement such that the Company would then have a right to terminate this Agreement under Section 8.1(d);

                                   (ii)     if prior to the Acceptance Date, a Company Adverse Recommendation Change shall have occurred or following any public announcement of a Takeover Proposal or the occurrence of a material event after the date hereof (other than a Parent material adverse effect) which would require the Company to communicate publicly with its stockholders or otherwise make a public announcement in connection with the Transactions, the Board of Directors of the Company shall have failed to publicly confirm the Offer Recommendation within 10 Business Days thereafter; or

                                   (iii)    if prior to the Acceptance Date, (A) the Company shall have willfully and materially breached any of its obligations under Section 6.3, or (B) any person or “group” (as such item is used in Section 13(d)(3) of the Exchange Act) other than Parent, Merger Sub or any of their Affiliates, shall have become the beneficial owner (as that term is used in Rule 13d-3 under the Exchange Act) of 15% or more of the outstanding shares of the Company Common Stock after the date hereof; or

                                   (iv)    subject to Section 1.1, due to a failure of the Offer Conditions to be satisfied at the Expiration Date, the Offer shall have expired or been terminated without Merger Sub having purchased any shares of Company Common Stock pursuant thereto; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(iv) if Parent’s or Merger Sub’s breach of this Agreement was directly or indirectly the cause of, or directly or indirectly resulted in, the failure of any of the Offer Conditions to be satisfied or the failure of Parent to have accepted for payment and promptly paid for all shares of Company Common Stock tendered pursuant to the Offer.

                              (d)      by the Company:

                                   (i)      prior to the Acceptance Date, in accordance with, and subject to the terms and conditions of, Section 6.3(b) or 6.3(d);

                                   (ii)     if Parent or Merger Sub shall have materially breached any of its obligations set forth in Article I;

                                   (iii)    if prior to the Acceptance Date, Parent or Merger Sub shall have breached or failed to perform any of their representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform would give rise to a material failure of Parent’s or Merger Sub’s performance of obligation to accept for payment Company Common Stock tendered pursuant to the Offer or consummate the Merger; provided that the Company shall not have the right to terminate this Agreement under this Section 8.1(d)(iii) if the Company is then in beach of this Agreement such that Parent would then have a right to terminate this Agreement under Section 8.1(c)(i);

                                   (iv)    the Offer shall have expired or been terminated without Merger Sub having accepted for payment and purchased any shares of Company Common Stock pursuant thereto, provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(iv) if the event referred to in this clause directly or indirectly resulted from or was caused by the Company’s failure to perform any of its obligations under this Agreement or the failure of a condition set forth in Paragraph 2(d) of Annex I.

                    Section 8.2      Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 (other than pursuant to Section 8.1(a)), written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no further force or effect, except that (i) Section 6.10, this Section 8.2, Section 8.3, ARTICLE IX, the penultimate sentence of Section 6.7, and the Confidentiality Agreement in accordance with its terms shall survive termination of this Agreement and remain in full force and effect and (ii) except as otherwise expressly provided in respect of the payment of the required fee pursuant to a Company Payment Event, nothing shall relieve any party from liability or damages or other claims of any nature permitted hereunder, including specific performance, from breach of this Agreement prior to the date of termination. The Parent and its Affiliates shall be jointly and severally liable for all obligations pursuant to this Agreement.

                    Section 8.3      Termination Fees. (a) If a Company Payment Event occurs and Parent and Merger Sub are not then in material breach of their obligations hereunder, the Company shall pay Parent (by wire transfer of immediately available funds), if pursuant to clause (i) below, simultaneously with the occurrence of such Company Payment Event or, if pursuant to clause (ii) below, within two Business Days following such Company Payment Event, a fee of $3,000,000 (the “Termination Fee”).

                    A “Company Payment Event” means the termination of this Agreement pursuant to:

                                   (i)      Section 8.1(c)(ii), Section 8.1(c)(iii)(A) or Section 8.1(d)(i); or

                                   (ii)     Section 8.1(c)(iv) as a result of either (x) a failure of the Offer Condition set forth in Paragraph 2(d)(i) of Annex I to be satisfied, or (y) a failure of the Minimum Tender Condition to be satisfied at the scheduled expiration of the Offer, and in the case of clause (x) or (y), (A) at any time on or after the date hereof and prior to such termination a Takeover Proposal (whether or not conditional) shall have been made to the Company’s Board of Directors or the Company or publicly announced and, in each case, not withdrawn, or any Person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal which intention has not been withdrawn, and (B) within twelve months after the date of such termination, the Company consummates any transaction specified in the definition of “Takeover Proposal.”

                              (b)      The Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the Transactions and that, without these agreements, Parent or Merger Sub would not enter into this Agreement. In the event that the Company fails to pay any amount due to Parent when due pursuant to this Section 8.3, the Company shall reimburse Parent for all reasonable costs and expenses actually incurred or accrued by Parent (including reasonable fees and expenses of counsel) in connection with its enforcement of this Section 8.3. For the avoidance of doubt, in no event shall the Company be obligated to pay the Termination Fee on more than one occasion. In the circumstances of a Company Termination Event, payment of the Termination Fee to Parent shall be the exclusive remedy of Parent, Merger Sub or their affiliates or equity holders against the Company in respect of this Agreement or the Transactions except for any claim against the Company for its breach of Section 6.3 hereto. The Company further acknowledges the damages resulting from termination of this Agreement under circumstances where the Termination Fee is payable are uncertain and incapable of accurate calculation and that the amounts payable pursuant to Section 8.3(a) are reasonable forecasts of the actual damages which may be incurred and constitute liquidated damages and not a penalty, and that, without these agreements, Parent or Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the Termination Fee, and, in order to obtain such payment Parent or Merger Sub commence a suit which results in a judgment against the

Company for the Termination Fee, the Company shall pay to Parent or Merger Sub its costs and expenses (including attorney’s reasonable fees) in connection with such suit.

ARTICLE IX

MISCELLANEOUS

                    Section 9.1      No Survival of Representations and Warranties Covenants and Agreements. All representations, warranties, covenants and agreements in this Agreement shall terminate at the Effective Time; provided that the covenants and agreements contained herein, which by their terms provide for performance or enforcement after the Effective Time, shall survive the Effective Time.

                    Section 9.2      Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following approval of the Merger by the holders of Company Common Stock, there shall be no amendment or change to the provisions hereof which by applicable Law would require further approval by the holders of Company Common Stock.

                    Section 9.3      Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

                    Section 9.4      Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties; provided, that Parent and the Merger Sub may assign any of its rights and obligations hereunder, in whole or in part, to any Affiliate or Subsidiary of Parent without obtaining the consent of the Company and any such assignment shall not relieve Parent or Merger Sub of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.4 shall be null and void.

                    Section 9.5      Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.

                    Section 9.6      Entire Agreement; No Reliance; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Schedule, the exhibits hereto, the documents and instruments relating to the Transactions referred to herein, and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PARENT AND MERGER SUB ACKNOWLEDGE THAT THE COMPANY HAS NOT MADE AND IS NOT MAKING ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, REGARDING THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE SUBJECT MATTER OF THIS AGREEMENT OR ANY OTHER MATTER PERTAINING TO THE TRANSACTIONS, EXCEPT FOR THE COMPANY’S REPRESENTATIONS AND WARRANTIES IN ARTICLE IV, AND PARENT AND MERGER SUB HEREBY EXPRESSLY CONFIRM TO THE COMPANY THAT THEY ARE NOT ENTITLED TO RELY, ARE NOT RELYING, AND HAVE NOT RELIED, IN ANY MANNER, ON ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY PERSON REGARDING THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR SUBJECT MATTER OF THIS AGREEMENT OR ANY OTHER MATTER PERTAINING TO THE TRANSACTIONS, NOTWITHSTANDING ANY POSSIBLE CONTRARY ACTIONS OR STATEMENTS OF THE COMPANY’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, OR THE DELIVERY OR DISCLOSURE TO THE PARENT, MERGER SUB OR THEIR REPRESENTATIVES OF ANY DOCUMENTATION OR INFORMATION WITH RESPECT TO THE FOREGOING. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PARENT AND MERGER SUB CONFIRM THAT PARENT AND MERGER SUB ARE NOT RELYING ON, ANY REPRESENTATIONS, WARRANTIES OR STATEMENTS IN RESPECT OF INTERNAL OR PUBLISHED PROJECTIONS, FORECASTS OR REVENUE OR EARNING PREDICTIONS FOR ANY PERIOD. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for the rights, benefits and remedies granted to the Indemnitees under Section 6.9 and the provisions of Article III (which, from and after the Effective Time, shall be for the benefit of holders of Company Common Stock as of the Effective Time).

                    Section 9.7      Governing Law; Jurisdiction; Waiver Of Jury Trial. (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE AND PROCEDURAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF SUCH STATE.

                              (b)      Each party agrees that any dispute or disagreement between or among any of the parties as to the interpretation of any provision of, or the performance of obligations under, this Agreement shall be commenced and prosecuted in its entirety solely in the

United States District Court located in the state of Delaware and any reviewing appellate court thereof. If the United States District Court located in the state of Delaware, or any reviewing appellate court thereof, finds that it does not have jurisdiction over the dispute or disagreement, then and only then can the parties proceed in state court and the parties hereby agree that any such dispute will only be brought in a state court in the state of Delaware. EACH PARTY CONSENTS TO PERSONAL AND SUBJECT MATTER JURISDICTION AND VENUE IN SUCH DELAWARE FEDERAL OR STATE COURTS (AS THE CASE MAY BE) AND WAIVES AND RELINQUISHES ALL RIGHT TO ATTACK THE SUITABILITY OR CONVENIENCE OF SUCH VENUE OR FORUM BY REASON OF THEIR PRESENT OR FUTURE DOMICILES, OR FOR ANY OTHER REASON. THE PARTIES ACKNOWLEDGE THAT ALL DIRECTIONS ISSUED BY THE FORUM COURT, INCLUDING ALL INJUNCTIONS AND OTHER DECREES, WILL BE BINDING AND ENFORCEABLE IN ALL JURISDICTIONS AND COUNTRIES. PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, WHETHER WITHIN OR WITHOUT THE JURISDICTION OF ANY SUCH COURT. EACH PARTY IRREVOCABLY DESIGNATES C.T. CORPORATION AS ITS AGENT AND ATTORNEY-IN-FACT FOR THE ACCEPTANCE OF SERVICE OF PROCESS AND MAKING AN APPEARANCE ON ITS BEHALF IN ANY SUCH CLAIM OR PROCEEDING AND FOR THE TAKING OF ALL SUCH ACTS AS MAY BE NECESSARY OR APPROPRIATE IN ORDER TO CONFER JURISDICTION OVER IT BEFORE THE CHANCERY COURT OF THE STATE OF DELAWARE OR THE UNITED STATES FEDERAL DISTRICT COURT FOR THE STATE OF DELAWARE AND EACH PARTY HERETO STIPULATES THAT SUCH CONSENT AND APPOINTMENT IS IRREVOCABLE AND COUPLED WITH AN INTEREST. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.11 shall be deemed effective service of process on such party.

                              (c)      EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THESE WAIVERS, (iii) EACH PARTY MAKES THESE WAIVERS VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.

                    Section 9.8      Company Disclosure Schedule References. Notwithstanding anything in this Agreement that may be deemed to the contrary (including the lead-in to Article IV hereof), any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties (or covenants, as applicable) the Company that are contained in this Agreement, but only, in each case, if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenants, as applicable) is reasonably apparent from the nature of such disclosure. The mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably expected, individually or in the aggregate, to have a Company Material Adverse Effect. The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

                    Section 9.9      Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. The Parties hereby agree that the Company is entitled to seek specific performance, injunctive or equitable relief in any court in India.

                    Section 9.10    FIRPTA Certificate. At or prior to Closing, the Company shall have delivered to Parent a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) in substantially the form of Exhibit B hereto (the “FIRPTA Certificate”) along with written authorization for Parent to deliver such FIRPTA Certificate to the Internal Revenue Service on behalf of the Company upon the Closing of the Merger; provided, however, that if an officer fails to provide the FIRPTA Certificate, the transaction shall nonetheless close and Parent shall withhold from the Merger Consideration and pay over to the appropriate taxing authorities the amount required to be withheld under section 1445 of the Code as determined by Parent.

                    Section 9.11    Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, sent via facsimile (receipt confirmed) or sent by nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

Plethico Pharmaceuticals Ltd.
Administrative Office, 37, Pologround
Industrial Estate, Indore 452015 (M.P.), India
Attention:
Facsimile: 91 731 2420938

with copies (which shall not constitute notice pursuant to this Section 9.11) to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Los Angeles, CA 90071
Attention:	Michael V. Gisser
Rick C. Madden
Facsimile: (213) 621-5341

If to the Company, to:

Natrol, Inc.
21411 Prairie Street
Chatsworth, CA 91311
Attention:	Steven Spitz
Facsimile:	(818) 739-6032

with copies (which shall not constitute notice pursuant to this Section 9.11) to:

Greenberg Traurig, LLP
The MetLife Building
200 Park Avenue
New York, NY 10166
Attention:	Clifford E. Neimeth
Alan Annex

Facsimile: (212) 805-9383

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

                    Section 9.12    Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

                    Section 9.13    Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

                              (a)      “Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended from time to time, and the rules, regulations and guidelines promulgated thereunder and foreign equivalents thereof.

                              (b)      “Affiliate” shall mean, with respect to any Person, any other Person directly, or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

                              (c)      “After Consultation” by a Person means after consultation with a financial advisor of mutually recognized reputation and such Person’s outside legal counsel.

                              (d)      “Audit” shall mean any audit, assessment, or other examination relating to Taxes by any Tax Authority or any judicial or administrative proceedings relating to Taxes.

                              (e)      “Business” shall mean the entire business of the Company and its Subsidiaries as currently conducted, namely drug and drug delivery system development, manufacturing, process development, and formulation for use as medicine or diagnostics.

                              (f)      “Business Day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in India or in Los Angeles, California are authorized or required by applicable Law to be closed.

                              (g)      “Company Confidential Information” shall mean all Confidential Information in which the Company or any of its Subsidiaries have any right, title, interest, license to use, or otherwise possesses the legal right to use and that is necessary or useful in conducting the present business of the Company or any of its Subsidiaries.

                              (h)      “Company Stock Plan” shall mean a Company Plan listed in Section 9.13(h) of the Company Disclosure Schedule.

                              (i)       “Confidential Information” shall mean all confidential or proprietary information, whether written or oral. Notwithstanding the foregoing, Confidential Information shall not include information: (i) which was publicly known prior to initial disclosure of such information by a disclosing Person as proven by prior written records in existence prior to such initial disclosure, (ii) that has become publicly known, in print or other tangible form, without any act or omission of any Person other than the disclosing Person, (iii) received by a receiving party without restriction at any time from a third party, other than the disclosing party, rightfully having possession of and the right to disclose such information, (iv) shown to have been otherwise known by the receiving party prior to disclosure of such information by the disclosing party to the receiving party as proven by prior written records in existence prior to such initial disclosure, or (v) shown to have been independently developed by employees or agents of the receiving party without access to or use of such information of the disclosing party as proven by the receiving party’s written records.

                              (j)       “FDA” shall mean the United States Food and Drug Administration or any successor federal agency thereto.

                              (k)      “FTC” shall mean the United States Federal Trade Commission or any successor federal agency thereto.

                              (l)       “GAAP” shall mean generally accepted accounting principles in the United States.

                              (m)     “Governmental Authority” shall mean any government, court, regulatory or administrative agency, commission, authority, department, court, or official, including any political subdivision thereof, any governmental self-regulatory agency or any other governmental instrumentality, whether federal, state, local, domestic, foreign or multinational, of competent jurisdiction, where the failure to comply with such authority’s applicable Law would reasonably be expected to be material to the ownership or operation of Parent, the Company or their businesses.

                              (n)      “Intellectual Property” means all intellectual property including, but not limited to, (i) trademarks, service marks, trade dress, trade names, logos, slogans, and other indications of origin, together with the goodwill connected therewith and symbolized thereby; (ii) copyrights, including computer software; (iii) patents, including all re-examinations, reissues, extensions, continuations, continuations-in-part, divisionals, and provisional and substitute applications; (iv) trade secrets, confidential information, know-how, databases, ideas, discoveries, inventions, practices, methods, tests, assays, techniques, specifications, processes, formulations, formulae, research tools, algorithms, computational combinatorial medicinal chemistry technologies, compositions, studies, procedures, drawings, plans, designs, diagrams, sketches, technology, and scientific, technical, or test data, including without limitation pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, and stability data; together with (v) all registrations and applications for registration of the foregoing in any jurisdiction worldwide.

                              (o)      “Knowledge” of (i) the Company shall mean the knowledge of any of the individuals set forth in Section 9.12(w) of the Company Disclosure Schedule and (ii) Parent or any of its Subsidiaries shall mean the actual knowledge of the Chief Executive Officer, Chief Financial Officer or General Counsel.

                              (p)      “Lien” shall mean, with respect to any property or asset (including any security), any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

                              (q)      “Options” shall mean all options to acquire shares of Company Common Stock outstanding immediately prior to the Effective Time granted by the Company under any Company Stock Plan.

                              (r)      “Permitted Liens” shall mean (i) any Liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) easements, rights-of-way, restrictions and other encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount and that do not, in any case, materially detract from the value of the property subject thereto, (v) statutory landlords’ liens and liens granted to landlords under any lease; and (vi) any purchase money security interests.

                              (s)      “Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

                              (t)      “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

                              (u)      “Subsidiary” shall mean, with respect to any specified Person, any other Person of which (or in which) such specified Person will, at the time, directly or indirectly through one or more subsidiaries, (a) own at least 50% of the outstanding capital stock (or other shares of beneficial interest) having ordinary voting power to elect a majority of the board of directors or other similar governing body (irrespective of whether at the time capital stock (or other shares of beneficial interest) of any other class or classes of such Person shall or might have voting power upon the occurrence of any contingency), (b) hold at least 50% of the interests in the capital or profits, (c) hold at least 50% of the beneficial interest (in the case of any such Person that is a trust or estate), or (d) be a general partner (in the case of a partnership) or a managing member (in the case of a limited liability company).

                              (v)      “Tax” or “Taxes” means (a) all Federal, state, local, and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by any Tax Authority; (b) any liability for the payment of any amount of the type described in clause (a) above arising as a result of being (or having been) a member of any group or being (or having been) included or required to be included in any Tax Return related thereto; (c) any liability for the payment of any amount of the type described in clauses (a) and (b) above as a result of any express or implied obligation to indemnify or otherwise assume the liability of any other Person or as a transferee or successor; and (d) any liability as a result of an obligation under any Tax sharing agreement, Tax allocation agreement, or an agreement where liability is determined be reference to the Tax liability of a third party, or similar agreement, contract, or arrangement.

                              (w)      “Tax Authority” means the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration of any Taxes.

                              (x)      “Tax Returns” mean all federal, state, local, and foreign tax returns, declarations, statements, reports, schedules, forms, and information returns and any amendments thereto.

                              (y)      “Third Party” shall mean any Person, including as defined in Section 13(d) of the Exchange Act, other than Parent or any of its Affiliates, and the Representatives of such Person, in each case, acting in such capacity.

                              (z)      “Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the Merger, the Offer and the Top-Up Option.

                    Section 9.14    Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit, Annex or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit, Annex or Schedule to, this Agreement unless otherwise indicated. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. In addition, references to any statute are to that statute and to the rules and regulations promulgated thereunder. References to a Person are also to its permitted successors and assigns. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any U.S. legal term shall, with respect to any jurisdiction other than the United States or any state or territory thereof, be construed as references to the term or concept that most nearly corresponds to it in that jurisdiction. Any Contract or statute defined or referred to herein or in any Contract that is referred to herein means such Contract or statute as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

[signature page follows]

                    IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Merger to be duly executed and delivered as of the date first above written.

NATROL, INC.

By:	/s/ Wayne M. Bos
Name: Wayne M. Bos
Title: CEO

NUTRA ACQUISITION COMPANY INC.

By:	/s/ Sanjay Pai
Name: Sanjay Pai
Title: President

PLETHICO PHARMACEUTICALS
LIMITED

By:	/s/ Shashikant Patel
Name: Shashikant Patel
Title: CMD

ANNEX I

Conditions of the Offer

                    Capitalized terms used in this Annex I and not otherwise defined herein shall have the meanings assigned to them in the Agreement of Merger to which it is attached (the “Merger Agreement”).

                    (1)      Notwithstanding any other provision of the Offer or the Merger Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered in connection with the Offer and, subject to the terms of the Merger Agreement, may terminate or amend the Offer, unless, immediately prior to the expiration of the initial offering period for the Offer, or such later expiration as the same may (or, to the extent required by the Merger Agreement, shall) be extended from time to time (the “Expiration Date”):

                              (a)      there shall have been validly tendered in the Offer and not properly withdrawn that number of shares of Company Common Stock which, together with the number of shares of Company Common Stock, if any, then owned beneficially by Parent, Merger Sub or their controlled Affiliates, constitutes a majority of the total number of then-outstanding shares of Company Common Stock calculated on a fully diluted basis, which shall mean, as of any time, the number of shares of Company Common Stock outstanding, together with all shares of Company Common Stock which the Company would be required to issue as of such time pursuant to any then outstanding warrants, options, benefit plans or obligations or securities convertible or exchangeable into shares of Company Common Stock which instruments (x) have an exercise price or strike price less than the Offer Price and (y) are then vested (after giving effect to the Transactions) or under which the rights to convert or exchange into Company Common Stock have accrued, assuming consummation of the Offer (the “Minimum Tender Condition”); and

                              (b)      any required approvals or consents in respect of the transactions contemplated by this Agreement shall have been obtained under any applicable Antitrust Laws (and any applicable waiting periods thereunder have expired or been terminated).

                    (2)      Additionally, notwithstanding any other provision of the Offer or the Merger Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, pay for any shares of Company Common Stock tendered in connection with the Offer and, subject to the terms of the Merger Agreement, including Section 1.1, may terminate or amend the Offer if any of the following conditions exist:

ANNEX I-1

                              (a)      there shall have been any applicable Law promulgated, enacted, entered, enforced, issued or amended by any Governmental Authority that would, or is reasonably likely, directly or indirectly: (i) to restrain, enjoin or otherwise prohibit the making or consummation of the Offer or the Merger or the transactions contemplated by Article III; (ii) to impose material limitations on the ability of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates to acquire, hold, transfer or dispose of, or effectively to exercise all rights of ownership of, some or all of the shares of Company Common Stock including the right to vote the Shares purchased by it pursuant to the Offer on all matters properly presented to the holders of Company Common Stock; or (iii) require that Parent or the Company or any of their respective material Subsidiaries license, divest, dispose of or hold separate any material portion of the assets or businesses of Parent or the Company or any of their respective material Subsidiaries or otherwise take or commit to take any action that limits in any material respect its ability to retain and effectively control a material portion of the assets or businesses of Parent or the Company or any of their respective material Subsidiaries, or that would be reasonably expected to have a material adverse effect on Parent and its Subsidiaries (including the Surviving Corporation) taken as a whole after giving effect to the Transactions;

                              (b)      other than requirements in respect of Antitrust Laws covered by Paragraph 1(b) above, there shall be pending or threatened (and such threat shall not have been withdrawn), any action, proceeding or counterclaim by any Governmental Authority that is reasonably likely to result in, directly or indirectly, any of the consequences referred to in clauses (i) through (iii) of Paragraph 2(a) above;

                              (c)      after the date hereof, any Company Material Adverse Effect shall have occurred;

                              (d)      (i) the Company shall not have performed all obligations and complied with all covenants required by the Agreement to be performed or complied with by it prior to the Expiration Date, in all material respects, and such failure to perform or comply shall not have been cured prior to the Expiration Date or (ii) the representations and warranties of the Company contained in Article IV of this Agreement shall not be true and correct (without regard to materiality or Company Material Adverse Effect qualifiers contained therein, except in respect of Section 4.7(ii) where such qualifier shall be taken into account without duplication) as of the date hereof and as of the Expiration Date as if made at and as of such time (other than representations and warranties made as of a specified date, which shall be true and correct as of such specified date), except for where the failure to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided that the warranties in Sections 4.1 and 4.2 shall be true and correct (taking into account and giving effect to any materiality or Company Material Adverse Effect qualifiers contained therein) as of the date hereof and as of the Expiration Date in all but de minimis respects (other than such representations and warranties made as of specified date, which shall be true and correct in all but de minimis respects as of such specified date);

ANNEX I-2

                              (e)      the Merger Agreement shall have been terminated pursuant to its terms or Parent, Merger Sub and the Company shall have reached mutual agreement to terminate the Offer.

                    Subject to the terms and conditions of the Merger Agreement, the foregoing conditions are for the sole benefit of Parent and Merger Sub and, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, may be waived by Parent or Merger Sub, in whole or in part, at any time, at the sole discretion of Parent or Merger Sub. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

ANNEX I-3